UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the
Commission Only (as permitted
by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

KRISPY KREME DOUGHNUTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

May 7, 2015

To Our Shareholders:

On behalf of the Board of Directors and management of Krispy Kreme Doughnuts, Inc., I invite you to the Annual Meeting of Shareholders to be held on Wednesday, June 17, 2015, at 9:00 a.m., Eastern Time, at the Marriott Hotel, Hearn Grand Ballroom, 425 North Cherry Street, Winston-Salem, North Carolina 27101. We look forward to greeting those shareholders able to attend. At the Annual Meeting, we will discuss each item of business described in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement.

For your convenience, we are pleased to take advantage of the “e-proxy” rules of the Securities and Exchange Commission that allow companies to furnish proxy materials to shareholders via the Internet. On or about May 7, 2015, we began mailing certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Annual Report, via the Internet and, if desired, how to request a paper copy of our proxy materials. Certain shareholders who submitted votes at the 2014 annual meeting of shareholders will continue to receive a paper copy of the Notice of Annual Meeting of Shareholders, Proxy Statement, and Annual Report, which we began mailing on or about May 7, 2015. A copy of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report is available at http://krispykreme.com/annualreport.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request your cooperation by signing, dating, and mailing the enclosed proxy card, or voting by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting. If you do attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time.

Sincerely,

JAMES H. MORGAN
Chairman of the Board

KRISPY KREME DOUGHNUTS, INC.
370 Knollwood Street
Winston-Salem, North Carolina 27103
__________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 17, 2015
__________________________________

To the Shareholders of
Krispy Kreme Doughnuts, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. (the “Annual Meeting”) will be held on Wednesday, June 17, 2015, at 9:00 a.m., Eastern Time, at the Marriott Hotel, Hearn Grand Ballroom, 425 North Cherry Street, Winston-Salem, North Carolina 27101, for the following purposes:

1. To elect three Class I directors, whose terms will expire in 2018, to elect one Class II director, whose term will expire in 2016, and to elect one Class III director, whose term will expire in 2017;

2. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in our 2015 Proxy Statement;

3. To approve the repeal of Article X of the Restated Articles of Incorporation, as amended, containing stock transfer restrictions that have been terminated by our Board of Directors;

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2016; and

5. To consider such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record as of April 17, 2015 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

A Proxy Statement and a proxy solicited by the Board of Directors of Krispy Kreme are enclosed with the paper copies sent to shareholders. Please sign, date, and return the proxy card in the enclosed business reply envelope, or vote by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time. Seating is limited at the Annual Meeting. If you plan to attend, you must follow the instructions described under “Proxy Solicitation and General Information — Admission to Annual Meeting” in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

DARRYL R. MARSCH
Secretary

May 7, 2015

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

●	Time and Date	9:00 a.m., Wednesday, June 17, 2015

●	Place	Marriott Hotel, Hearn Grand Ballroom
425 North Cherry Street
Winston-Salem, North Carolina

●	Record Date	April 17, 2015

●	Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

●	Entry	If you decide to attend the meeting in person, upon your arrival you will need to present valid photo identification and either your admission ticket or proof that you own Krispy Kreme stock. See page 3 for further instructions.

Voting Matters

			Page Reference
		Board Vote	(for more
Agenda Item		Recommendation	detail)
1.	Election of three Class I directors, one Class II	FOR	20
	director, and one Class III director
2.	Advisory vote on the compensation of our	FOR	39
	Named Executive Officers
3.	Approval of the repeal of Article X of the	FOR	76
	Restated Articles of Incorporation, as
	amended
4.	Ratification of PricewaterhouseCoopers LLP as	FOR	79
	our independent registered public accounting
	firm for fiscal 2016

Company Performance Highlights

Below is a summary of the Company’s financial performance in fiscal 2015.

●	Revenues increased 6.5% to $490.3 million
●	Operating income rose 3.6% to $48.2 million

Proxy Summary 1

●	Pretax income increased 7.0% to $48.2 million
●	Adjusted net income increased 11.6% to $48.3 million ($0.70 per share)(1)
●	Net income was $30.1 million ($0.44 per share)
●	Cash provided by operating activities was $62.9 million
____________________

(1)	Adjusted net income and adjusted earnings per share are non-GAAP financial measures. We provide a reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure in Appendix A to this Proxy Statement.

Recent Governance Highlights

The Company recently added new executive leadership and directors through its succession planning efforts and recently terminated the Company’s tax asset protection plan and capital stock transfer restrictions.

●

Over the last year, the Board of Directors successfully recruited and engaged a new Chief Executive Officer, Tony Thompson, and a new Chief Financial Officer, Price Cooper, pursuant to the Company’s succession plan. Mr. Thompson assumed the role of President and Chief Executive Officer on June 1, 2014 and was appointed to the Board of Directors on June 17, 2014. Mr. Cooper assumed the role of Chief Financial Officer on April 3, 2015. Additionally, Dan Beem was appointed President – International in February 2014. The effective transition of these critical roles to highly-qualified and experienced persons is an enormous success for the Company. The Board of Directors is excited about the Company’s future and is thankful to former Chief Executive Officer James H. Morgan and former Chief Financial Officer Douglas R. Muir for their many successful contributions to the Company in their respective leadership roles.

●

During fiscal 2015, the Board of Directors appointed two new independent members to the Board of Directors, Tim E. Bentsen and Carl E. Lee, Jr., each of whom brings a wealth of experience and fresh perspective to the Company. The Board of Directors is extremely pleased to have brought on these experienced leaders to join the Company’s team, and the Board of Directors is appreciative to retiring directors Michael H. Sutton and Togo D. West, Jr. for their meaningful, long-term service in guiding the Company.

●

Strong Company performance and a positive outlook led to the Board of Directors terminating, effective February 2, 2015, the Company’s tax asset protection plan and the capital stock transfer restrictions in the Company’s articles of incorporation. The plan and the transfer restrictions, which were adopted in 2013, were designed to prevent persons from acquiring more than 4.99% of the Company’s common stock because of the potential adverse effect of such acquisitions on the Company’s ability to realize its net operating loss carryovers and other income tax assets. The Board of Directors determined that these transfer restrictions were no longer necessary to protect the carryforwards and that termination of each was in the best interest of shareholders. The Company expects to continue using the carryforwards in the future without the protections in place.

Proxy Summary 2

Fiscal 2015 Compensation Highlights

Below is a summary of the Company’s compensation highlights for fiscal 2015.

●	As a result of the Company’s performance against financial targets in fiscal 2015, bonuses were paid to our Named Executive Officers at 85% of the Target Cash Incentive Amount.
●	At the Company’s 2014 annual shareholder meeting, 97.4% of shares voting voted in support of the compensation of the Company’s named executive officers as described in the 2014 proxy statement.

Compensation Best Practices

The Compensation Committee regularly reviews executive compensation best practices when reviewing the Company’s compensation policies. The foundation of the Company’s compensation policies is to reward employees, including the Named Executive Officers, for achievements that support the mission and strategic objectives of the Company. In recent years, the Compensation Committee has revised the Company’s compensation policies and practices to:

●	Prohibit any type of hedging and any type of pledging of Krispy Kreme securities by executive officers and directors;
●	Institute a compensation recovery policy designed to prevent “detrimental conduct” by any executive officer and certain senior officers;
●	Institute a stock ownership and equity retention policy with significant stock ownership requirements and retention guidelines until such ownership levels are obtained;
●	Provide for a “double-trigger” change in control arrangement in equity award agreements;
●	Institute a fixed term and a “double-trigger” change in control severance payment arrangement in the CEO’s employment agreement;
●	Not provide tax gross-ups in executive employment agreements; and
●	Hold an annual shareholder advisory vote on “say on pay.”

Proxy Summary 3

2015 NEO Compensation Summary

Fiscal 2015 was a year of transition which impacted executive compensation. The following changes occurred in our leadership team:

●	Jim Morgan stepped down as Chief Executive Officer in June 2014 and retired as an employee in January 2015, remaining as Non-Executive Chairman of the Board;
●	Tony Thompson joined our Company in June 2014 as Chief Executive Officer;
●	Dan Beem joined the Company in February 2014 as Senior Vice President and President – International; and
●	Brad Wall, Senior Vice President of Supply Chain and Off-Premises Operations, left the Company in August 2014.

In addition, the Compensation Committee changed the timing of long-term incentive grants to better align with the timing of other compensation related adjustments, which more closely coincides with our fiscal year. This enhances the Compensation Committee’s ability to more effectively evaluate total compensation in rewarding for past performance and incentivizing for future performance. As a result of this change, annual long-term incentive grants were moved from January to March. Due to this timing change, the only equity grants received by the Named Executive Officers (“NEOs”) in fiscal 2015 were the new hire grants for Mr. Thompson and Mr. Beem. As shown in the table below, this creates distorted relationships in the fiscal 2015 compensation levels among our NEOs.

The total compensation package for fiscal 2015 for each NEO is shown below. This table is not a substitute for the information disclosed in the Summary Compensation Table on page 57. We are asking shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

			Stock and	Non-Equity
			Option	Incentive Plan	All Other	Total
	Salary	Bonus	Awards	Compensation	Compensation	Compensation
Name	($)	($)	($)	($)	($)	($)
Tony Thompson	$508,430	$160,000	$2,849,994	$432,165	$83,519	$4,034,108
President and Chief Executive
Officer

Douglas R. Muir	$387,250	—	—	$197,497	$7,828	$592,575
Executive Vice President and
Chief Financial Officer

James H. Morgan	$759,407	—	—	$645,496	$2,451,072	$3,855,975
Former President and Chief
Executive Officer

Daniel L. Beem	$327,564	$225,000	205,069	—	$196,757	$954,390
Senior Vice President and
President – International

Cynthia A. Bay	$327,000	—	—	$138,975	$7,833	$473,808
Senior Vice President —
U.S. Franchises and Company
Stores

G. Dwayne Chambers	$311,750	—	—	$132,494	$7,833	$452,077
Senior Vice President and
Chief Marketing Officer

M. Bradley Wall	$162,000	—	—	—	$450,295	$612,295
Former Senior Vice President
of Supply Chain and Off-
Premises Operations

Proxy Summary 4

Primary Components of 2015 Compensation for Executive Officers

Below is a summary of the primary components of executive compensation. Additional detail regarding executive compensation is located in the Compensation Discussion & Analysis section of the Proxy Statement.

			Page Reference
Type	Form	Terms	(for more detail)
Cash	Base Salary	Generally eligible for increase at periodic intervals	47

	Annual Cash Incentive	Earned based on attainment of pre-established financial performance targets	48

Equity	Incentive Stock Options or Restricted Stock Units	Generally received annually and with vesting over a four-year period, subject to continued service	51

Other Employee Benefits	401(k), health coverage, group insurance	Receive the same employee benefits as all employees	53

Board Nominees

The following table provides summary information about each director nominee. For more detail on each director nominee as well as the directors who are not up for election this year, see pages 21-32. The nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Each director nominee serves as a current director and has attended at least 75% of all Board meetings (including committee meetings) applicable to such director nominee.

		Director			Committees			Other Current Public
Name	Age	Since	Occupation	Independent	AC	CC	NCGC	Company Boards
Tim E. Bentsen	61	2014	Former partner at	X	X			RidgeWorth Funds;
			KPMG LLP					Synovus Financial Corp.
Carl E. Lee, Jr.	55	2014	President and CEO	X		X		Snyder’s-Lance, Inc.
			of Snyder’s-Lance,
			Inc.
James H. Morgan	67	2000	Chairman of Krispy					Coca-Cola Bottling Co.
			Kreme; Former					Consolidated; Lowe’s
			President and CEO					Companies, Inc.
			of Krispy Kreme
Andrew J. Schindler	70	2006	Former Chairman	X		X		Hanesbrands Inc.;
			and CEO of R.J.					ConAgra Inc.
			Reynolds Tobacco
			Holdings, Inc.
Tony Thompson	48	2014	President and CEO					None
			of Krispy Kreme
____________________

AC	Audit Committee
CC	Compensation Committee
NCGC	Nominating and Corporate Governance Committee

Proxy Summary 5

Independent Registered Public Accounting Firm

Although shareholder ratification is not required by law, we are asking shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2016. Below is a summary of fees paid to PricewaterhouseCoopers LLP in fiscal 2015. This information is not a substitute for the information disclosed in the Information Related to Our Independent Registered Public Accounting Firm section on page 80.

FY 2015
Audit Fees	$1,475,500
Audit-Related Fees	200,000
Tax Fees	—
All Other Fees	4,500
Total	$1,680,000

2016 Annual Meeting Shareholder Proposals

●	Shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received by us by January 8, 2016.

●

Notice of shareholder proposals outside of SEC Rule 14a-8 must be delivered to us during the period that is not less than 40 days nor more than 90 days before Krispy Kreme’s 2016 annual meeting of shareholders.

Proxy Summary 6

i

ii

PROXY STATEMENT
May 7, 2015
For the Annual Meeting of Shareholders
To Be Held on June 17, 2015
___________________

PROXY SOLICITATION AND GENERAL INFORMATION

General

This Proxy Statement is furnished in connection with the solicitation of proxies by Krispy Kreme Doughnuts, Inc. (the “Company” or “Krispy Kreme”) for Krispy Kreme’s Annual Meeting of Shareholders on Wednesday, June 17, 2015, at 9:00 a.m., Eastern Time, at the Marriott Hotel, Hearn Grand Ballroom, 425 North Cherry Street, Winston-Salem, North Carolina 27101, including any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying notice. On or about May 7, 2015, we began mailing certain shareholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Annual Report, via the Internet. Certain shareholders of record who submitted votes at the 2014 annual meeting of shareholders will continue to receive a paper copy of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report, which we began mailing on or about May 7, 2015.

Record Date and Share Ownership

Only shareholders of record at the close of business on April 17, 2015 (the “Record Date”) are entitled to notice of, and to vote in person or by proxy at, the Annual Meeting. As of the Record Date, there were [_________] shares of Krispy Kreme common stock outstanding and entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 17, 2015

Pursuant to rules promulgated by the SEC, we are providing access to our proxy materials over the Internet. On or about May 7, 2015, we first began mailing to shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended February 1, 2015 (the “2015 Form 10-K”) and vote online. By furnishing our proxy materials over the Internet, we are lowering the costs and reducing the environmental impact of the Annual Meeting. The Notice of Annual Meeting of Shareholders, Proxy Statement and 2015 Form 10-K are available at http://krispykreme.com/annualreport.

The Notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this Proxy Statement, the 2015 Form 10-K, and a form of proxy card. The Notice is not a ballot or other form for voting. Shareholders who receive a paper copy of our proxy materials, including a Proxy Statement, the 2015 Form 10-K, and a form of proxy card, may vote by mail by signing, dating and returning the proxy card, by telephone, or via the Internet.

Voting by Shareholders with Shares Held Directly in Their Names

Shareholders with shares registered directly in their names in the Company’s stock records maintained by its transfer agent, American Stock Transfer and Trust Company (“AST”), may vote their shares:

●	by mailing a signed and dated proxy card in the envelope provided;

●	by making a toll-free telephone call in the U.S. or Canada to 1-800-690-6903; or

●	by submitting a proxy through the Internet at the following Web address: www.proxyvote.com.

In addition, ballots will be passed out to any shareholder who wants to vote in person at the Annual Meeting.

Specific instructions to be followed by registered shareholders are set forth on the form of proxy card. Proxies submitted by mail, telephone or Internet as described above must be received by 11:59 p.m., Eastern Time, on June 16, 2015. NOTE: If you vote by telephone or Internet, you do not need to return a proxy card.

Voting by Shareholders with Shares Held Through a Bank, Brokerage Firm, or Other Nominee

Shareholders who hold shares through a bank or brokerage firm should refer to the voting instruction form forwarded by their bank or brokerage firm to see which options are available to them. In addition to voting by mail, a number of banks and brokerage firms participate in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that offers telephone and Internet voting options. Votes submitted by telephone or by using the Internet through Broadridge’s program must be received by 11:59 p.m., Eastern Time, on June 16, 2015.

In addition, ballots will be passed out to any shareholder who wants to vote in person at the Annual Meeting. Should you decide to attend the Annual Meeting and vote your shares in person, you must obtain a proxy executed in your favor from your bank or brokerage firm for your ballot to be counted.

Voting of Proxies

All properly executed proxies received in time to be voted at the Annual Meeting will be voted in accordance with the directions specified. Proxies that are executed, but do not contain any specific instructions, will be voted “FOR” the election of all nominees for director specified herein, “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined below) as disclosed in our 2015 Proxy Statement, “FOR” the approval of the Articles of Amendment to the Restated Articles of Incorporation, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2016.

Revocability of Proxies

If your shares are held directly in your name, you may revoke your proxy and change your vote at any time prior to the voting of the proxy at the Annual Meeting. You may do this by (1) sending written notice of revocation to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Secretary, (2) submitting a subsequent proxy by mail, telephone, or Internet with a later date, or (3) voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a proxy.

If your shares are held through a bank, brokerage firm, or other nominee, you may revoke your proxy and change your vote at any time prior to the voting of the proxy at the Annual Meeting. You may do this by sending written notice of revocation to your bank, brokerage firm, or other nominee. Attendance at the Annual Meeting will not by itself revoke a proxy. Should you decide to attend the Annual Meeting and vote your shares in person, you must obtain a proxy executed in your favor from your bank, brokerage firm, or other nominee for your ballot to be counted.

Admission to Annual Meeting

Only shareholders of record as of the close of business on the Record Date, or their duly appointed proxies, are entitled to attend the Annual Meeting. Each admission ticket will admit the named shareholder and a guest. Seating is limited, so plan on arriving early. All shareholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN KRISPY KREME STOCK, YOU WILL NOT BE ADMITTED TO THE ANNUAL MEETING.

If you are a shareholder with shares registered directly in your name, and you received a proxy card, your admission ticket is attached to the proxy card sent to you. If you plan to attend the Annual Meeting, please separate the ticket and bring it with you to the Annual Meeting. If you are a shareholder with shares registered directly in your name, and you received a Notice, you may request a proxy card and admission ticket be sent to you by following the instructions on the Notice. Alternatively, if you do not bring an admission ticket, you may show proof of ownership as of the Record Date to be admitted to the Annual Meeting. An example of proof of ownership would be an official statement or letter showing you own shares as of the Record Date. If you arrive at the Annual Meeting without an admission ticket, we will admit you ONLY if we are able to verify that you were a Krispy Kreme shareholder as of the Record Date.

If you are a shareholder with shares held through a bank or brokerage firm, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership as of the Record Date to be admitted to the Annual Meeting. An example of proof of ownership would be a brokerage statement or a letter from your bank or brokerage firm showing you own shares as of the Record Date. If you arrive at the Annual Meeting without an admission ticket, we will admit you ONLY if we are able to verify that you were a Krispy Kreme shareholder as of the Record Date.

Quorum and Voting Requirements

Consistent with state law and our bylaws, the presence, in person or by proxy, of at least a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum for the purpose of voting on a particular matter at the Annual Meeting. Once a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. Shares held of record by shareholders or their nominees who do not vote by proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. As discussed below, signed proxies that withhold authority or reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from brokerage firms or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Each outstanding share of our common stock shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting.

With respect to “routine” matters, such as the ratification of the selection of the Company’s independent registered public accounting firm, a bank, brokerage firm, or other nominee has the authority (but is not required) under the rules governing self-regulatory organizations (the “SRO rules”), including the New York Stock Exchange (“NYSE”), to vote its clients’ shares if the clients do not provide instructions. When a bank, brokerage firm, or other nominee votes its clients’ shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, AGAINST, or ABSTAINING with respect to such routine matters.

With respect to “non-routine” matters, such as the election of directors, the advisory vote on the compensation of our Named Executive Officers (as defined below), and the proposal to approve the Articles of Amendment to the Restated Articles of Incorporation, a bank, brokerage firm, or other nominee is not permitted under the SRO rules to vote its clients’ shares if the clients do not provide instructions. The bank, brokerage firm, or other nominee will so note on the voting instruction form, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting, but not for determining the number of shares voted FOR, AGAINST, ABSTAINING, or WITHHELD FROM with respect to such non-routine matters.

In summary, if you do not vote your proxy, your bank, brokerage firm, or other nominee may either:

●	vote your shares on routine matters and cast a “broker non-vote” on non-routine matters; or

●	leave your shares unvoted altogether.

We encourage you to provide instructions to your bank, brokerage firm, or other nominee by voting your proxy. This action ensures that your shares will be voted in accordance with your wishes at the Annual Meeting. Should you decide to attend the Annual Meeting and vote your shares in person, you must obtain a proxy executed in your favor from your bank, brokerage firm, or other nominee for your ballot to be counted.

Assuming the presence of a quorum at the Annual Meeting:

●

The election of directors will be determined by a plurality of the votes cast at the Annual Meeting. This means that the five nominees receiving the highest number of “FOR” votes will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors.

●

The approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined below) as disclosed in this Proxy Statement requires the votes cast in favor of the proposal to exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for the Company’s executive officers.

●

The approval of the Articles of Amendment to the Restated Articles of Incorporation requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal.

●

The ratification of the appointment of our independent registered public accounting firm requires the votes cast in favor of the proposal to exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors and the Audit Committee will consider the outcome of the vote when making future decisions regarding the selection of the Company’s independent registered public accounting firm.

Other Matters to Be Presented

Krispy Kreme knows of no matters to be presented at the Annual Meeting other than those indicated in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, it is the intention of the persons named in the proxy to vote your shares in accordance with their judgment.

Availability of Paper Copies

A paper copy of our 2015 Form 10-K will be furnished to each shareholder of record as of the Record Date who requests a copy. Krispy Kreme will furnish any exhibit to our 2015 Form 10-K upon written request and receipt of payment for our reasonable expenses in furnishing such exhibit. Any such request should be directed to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Secretary.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Directors, Nominees, and Executive Officers

The following table sets forth the number of shares of Krispy Kreme’s common stock, which is our only class of voting stock, beneficially owned as of April 10, 2015 by each director and nominee for director, each Named Executive Officer, as well as all directors and executive officers as a group. Beneficial ownership is determined under the rules of the United States Securities and Exchange Commission (the “SEC”). These rules deem common stock (a) subject to options currently exercisable as of, or exercisable within 60 days after, April 10, 2015, or (b) issuable pursuant to restricted stock units vested as of, or vesting within 60 days after, April 10, 2015, to be outstanding for purposes of computing the number of shares owned and ownership percentage of the person holding the options or restricted stock units, or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the ownership percentage of any other person or group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares. As of April 10, 2015, no directors or executive officers hold Krispy Kreme common stock in margin accounts or have Krispy Kreme common stock pledged for a loan or stock purchase.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Cynthia A. Bay(1)	427,136	*
Daniel L. Beem(2)	3,270	*
Tim E. Bentsen(3)	1,966	*
Charles A. Blixt(4)	221,826	*
G. Dwayne Chambers(5)	178,270	*
Lynn Crump-Caine(6)	221,826	*
Carl E. Lee, Jr.(7)	6,966	*
C. Stephen Lynn(8)	221,826	*
Robert S. McCoy, Jr.(9)	233,533	*
James H. Morgan(10)	1,073,533	1.7%
Douglas R. Muir(11)	503,380	*
Andrew J. Schindler(12)	233,533	*
Michael H. Sutton(13)	228,033	*
Lizanne Thomas(14)	233,983	*
Tony Thompson(15)	44,572	*
M. Bradley Wall(16)	—	*
Togo D. West, Jr.(17)	212,446	*

All directors and executive officers as a group (20 persons)	4,392,935	6.8%
____________________

*	Less than one percent

(1)	Includes 378,916 shares issuable upon the exercise of currently exercisable stock options.

(2)	Includes 2,500 shares issuable upon the exercise of currently exercisable stock options.

(3)	Includes (a) 983 shares underlying fully vested restricted stock units and (b) 983 shares underlying unvested restricted stock units that will vest within 60 days of April 10, 2015. Mr. Bentsen has elected to defer receipt of all shares underlying the restricted stock units, which will be distributed in a single lump sum share distribution following termination of his service on the Board of Directors.

(4)	Includes (a) 220,843 shares underlying fully vested restricted stock units and (b) 983 shares underlying unvested restricted stock units that will vest within 60 days of April 10, 2015. Mr. Blixt has elected to defer receipt of all shares underlying the restricted stock units, which will be distributed in a single lump sum share distribution following termination of his service on the Board of Directors.

(5)	Includes 138,916 shares issuable upon the exercise of currently exercisable stock options.

(6)	Consists of (a) 220,843 shares underlying fully vested restricted stock units and (b) 983 shares underlying unvested restricted stock units that will vest within 60 days of April 10, 2015. Ms. Crump-Caine has elected to defer receipt of all shares underlying the restricted stock units, which will be distributed in a single lump sum share distribution following termination of her service on the Board of Directors.

(7)	Includes (a) 983 shares underlying fully vested restricted stock units and (b) 983 shares underlying unvested restricted stock units that will vest within 60 days of April 10, 2015. Mr. Lee has elected to defer receipt of all shares underlying the restricted stock units, which will be distributed in a single lump sum share distribution following termination of his service on the Board of Directors.

(8)	Consists of (a) 220,843 shares underlying fully vested restricted stock units and (b) 983 shares underlying unvested restricted stock units that will vest within 60 days of April 10, 2015. Mr. Lynn has elected to defer receipt of the 212,995 shares underlying the fully vested restricted stock units, which will be distributed in a single lump sum share distribution following termination of his service on the Board of Directors. Mr. Lynn has elected not to defer receipt of the 983 shares underlying the unvested restricted stock units.

(9)	Consists of (a) 232,550 shares underlying fully vested restricted stock units and (b) 983 shares underlying unvested restricted stock units that will vest within 60 days of April 10, 2015. Mr. McCoy has elected to defer receipt of all shares underlying the restricted stock units, which will be distributed in a single lump sum share distribution following the termination of his service on the Board of Directors.

(10)	Includes 941,102 shares issuable upon the exercise of currently exercisable stock options.

(11)	Includes (a) 291,708 shares issuable upon the exercise of currently exercisable stock options, (b) 44,264 shares issuable upon the exercise of currently unvested stock options that would vest upon retirement, and (c) 30,627 shares underlying currently unvested restricted stock units that would vest upon retirement.

(12)	Consists of (a) 232,550 shares underlying fully vested restricted stock units and (b) 983 shares underlying unvested restricted stock units that will vest within 60 days of April 10, 2015. Mr. Schindler has elected to defer receipt of all shares underlying the restricted stock units, which will be distributed in a single lump sum share distribution following the termination of his service on the Board of Directors.

(13)	Consists of (a) 227,050 shares underlying fully vested restricted stock units and (b) 983 shares underlying unvested restricted stock units that will vest within 60 days of April 10, 2015. Mr. Sutton has elected to defer receipt of 216,454 shares underlying fully vested restricted stock units, which will be distributed in a single lump sum share distribution following the termination of his service on the Board of Directors. Mr. Sutton has elected not to defer receipt of the 983 shares underlying the unvested restricted stock units.

(14)	Includes (a) 232,550 shares underlying fully vested restricted stock units and (b) 983 shares underlying unvested restricted stock units that will vest within 60 days of April 10, 2015. Ms. Thomas has elected to defer receipt of the 224,702 shares underlying the fully vested restricted stock units, which will be distributed in a single lump sum share distribution following the termination of her service on the Board of Directors. Ms. Thomas has elected not to defer receipt of the 983 shares underlying the unvested restricted stock units.

(15)	Includes (a) 25,000 shares underlying fully vested restricted stock units and (b) 19,572 shares underlying unvested stock options that will vest within 60 days of April 10, 2015.

(16)	Mr. Wall’s employment with the Company terminated on July 28, 2014.

(17)	Includes (a) 211,463 shares underlying fully vested restricted stock units and (b) 983 shares underlying unvested restricted stock units that will vest within 60 days of April 10, 2015. Mr. West has elected to defer receipt of the shares underlying 153,461 of fully vested restricted stock units, which will be distributed in a single lump sum share distribution following the termination of his service on the Board of Directors. Mr. West also has elected to defer receipt of the 983 shares underlying unvested restricted stock units.

Beneficial Owners of More Than 5% of Common Stock

The following table summarizes information about each person or entity known to Krispy Kreme to be the beneficial owner of more than 5% of Krispy Kreme’s outstanding common stock as of April 10, 2015. The ownership for each of the entities listed below is based on a Schedule 13G filed with the SEC. Accordingly, the share ownership reported below is determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
T. Rowe Price Associates, Inc.(1)	9,676,864	14.9%
100 East Pratt Street
Baltimore, MD 21202

Wells Fargo & Company(2)	5,193,162	8.0%
420 Montgomery Street
San Francisco, CA 94104

The Vanguard Group, Inc.(3)	3,886,489	6.0%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.(4)	3,568,841	5.5%
40 East 52nd Street
New York, NY 10022
____________________

(1)	The information reported is based on a Schedule 13G filed with the SEC on February 10, 2015 reporting sole power of T. Rowe Price Associates, Inc. (“Price Associates”) to vote, or direct the vote of, 1,775,554 shares and sole power to dispose, or direct the disposition of, 9,676,864 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which owns 4,795,750 shares, representing 7.4% of the shares outstanding), to which Price Associates serves as an investment adviser with power to direct and/or sole power to vote the securities. For purposes of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	The information reported is based on a Schedule 13G filed with the SEC on February 10, 2015 by Wells Fargo & Company and its subsidiaries. This filing reports sole power of Wells Fargo & Company to vote, or direct the vote of, 9,541 shares; sole power to dispose, or direct the disposition of, 9,541 shares; shared power to vote, or direct the vote, of 4,629,406 shares; and shared power to dispose, or direct the disposition of, 5,182,986 shares. Wells Capital Management Incorporated, a subsidiary of Wells Fargo & Company, is the beneficial owner of 4,206,882 shares, representing 6.5% of the shares outstanding.

(3)	The information reported is based on a Schedule 13G filed with the SEC on February 10, 2015 reporting sole power of The Vanguard Group, Inc. to vote, or direct the vote of, 88,176 shares; sole power to dispose, or direct the disposition of, 3,805,113 shares; and shared power to dispose, or direct the disposition of, 81,376 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 81,376 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,800 shares as a result of its serving as investment manager of Australian investment offerings.

(4)	The information reported is based on a Schedule 13G filed with the SEC on February 10, 2015 reporting sole power of BlackRock, Inc. to vote, or direct the vote of, 3,421,413 shares and sole power to dispose, or direct the disposition of, 3,568,841 shares. Various persons have the right to receive, or the power to direct, the receipt of dividends from, the proceeds from the sale of the Company’s common stock. No one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares.

CORPORATE GOVERNANCE

Succession Planning

Over the last year, as part of the Company’s succession planning efforts, the Board appointed a new Chief Executive Officer, Tony Thompson, and a new Chief Financial Officer, Price Cooper. Mr. Thompson joined the Company on June 1, 2014 from Papa John’s International, Inc., where he most recently served as President and Chief Operating Officer. Mr. Thompson is a highly respected professional with more than 25 years of food service, grocery products, and beverage experience. In addition to his role as Chief Executive Officer, Tony Thompson also was appointed to the Company’s Board of Directors. Mr. Cooper joined the Company as Executive Vice President on January 26, 2015 from Texas Roadhouse, Inc., where he most recently served as Chief Financial Officer. Mr. Cooper became Chief Financial Officer of the Company on April 3, 2015. Mr. Cooper has over 20 years of finance and accounting experience, including more than 15 years of experience in the restaurant industry. Before joining Texas Roadhouse, Mr. Cooper held various financial and accounting positions at Ruby Tuesday, Inc. and worked in public accounting. Additionally, Dan Beem joined the Company in February 2014 as President – International and heads the Company’s strong and growing international business. Mr. Beem has over 20 years of experience in the restaurant industry, most recently as President of Cold Stone Creamery and Kahala Corp. International, where he directed all international development, operations, and franchise development for Kahala’s 14 brands and over 3,000 stores worldwide, including over 1,500 Cold Stone Creamery locations in 25 countries. The effective transition of these critical roles to highly-qualified and experienced persons is an enormous success critical to the future of the Company. The Board of Directors is excited about the Company’s future and is thankful to former Chief Executive Officer James Morgan and former Chief Financial Officer Douglas Muir for their important contributions to the Company over many years in their respective leadership roles. Their many valuable contributions will benefit the Company for years to come. The Board of Directors is especially appreciative to Messrs. Morgan and Muir for their tremendous efforts during the past year in effectively transitioning these vital positions to Messrs. Thompson and Cooper.

During fiscal 2015, the Board of Directors also appointed two new independent members to the Board, Tim E. Bentsen and Carl E. Lee, Jr., each of whom brings a wealth of experiences and new perspectives to the Company. Mr. Bentsen is a former audit partner and practice leader of KPMG LLP, a U.S. audit, tax and advisory services firm. Over his 37 years with KPMG, Mr. Bentsen served as an audit partner for financial, technology, and other public companies and served in a variety of leadership roles, including Southeast Area Managing Partner and Atlanta office Managing Partner. Mr. Bentsen’s extensive audit and accounting experience in the financial services industry coupled with his corporate governance, risk management, and financial acumen add to the Board’s knowledge in these areas. Mr. Lee has served as the President and Chief Executive Officer of Snyder’s-Lance, Inc. since May 2013 and previously served as the President and Chief Operating Officer of Snyder’s-Lance, Inc. beginning in December 2010. He served as the President and Chief Executive Officer of Snyder’s of Hanover, Inc. from 2005 until December 2010, when Snyder’s of Hanover, Inc. merged with Lance, Inc. Mr. Lee brings to the Board his significant understanding of food business and operations acquired through his service as the Chief Executive Officer and director of a publicly traded corporation. The Board of Directors is extremely pleased to have brought on these experienced directors to help lead the Company into the future, and the Board of Directors is appreciative to retiring directors Michael H. Sutton and Togo D. West, Jr. for their long-term service in effectively guiding the Company through various phases to its successful position today. The many contributions of Messrs. Sutton and West will benefit the Company for years to come.

Termination of Tax Asset Protection Plan and Stock Transfer Restrictions

Strong Company performance and a positive outlook led us to terminate, effective February 2, 2015, our tax asset protection plan and the capital stock transfer restrictions in the Company’s articles of incorporation. The plan and the transfer restrictions, which were adopted in 2013, were designed to prevent persons from acquiring more than 4.99% of the Company’s common stock because of the potential adverse effect of such acquisitions on the Company’s ability to realize net operating loss carryovers and other income tax assets under Section 382 of the Internal Revenue Code. As of February 3, 2013, the Company had approximately $206 million of federal net operating losses, as well as state operating losses and federal and state tax credits, which could be carried forward to future years, thereby reducing the amount of taxes payable by the Company in subsequent years. These carryforwards had a carrying value of approximately $81 million as of February 3, 2013. On January 14, 2013, the Board adopted the tax asset protection plan to mitigate the risk of losing these carryforwards. At the 2013 annual meeting of shareholders held on June 18, 2013, the Company’s shareholders voted to amend the articles of incorporation to add the capital stock transfer restrictions.

Because of the Company’s performance and the operation of the Section 382 tax regulations, the Board of Directors determined that these protections were no longer necessary to protect the carryforwards and that termination of each was in the best interest of shareholders. As of February 1, 2015, the Company’s federal net operating loss carryforwards totaled approximately $159 million. The Company expects to continue using the carryforwards in the future without the protections in place. See Item 3 — “Approval of Repeal of Article X of the Restated Articles of Incorporation, as Amended” for additional information on this topic. At the Annual Meeting, the Board of Directors is asking shareholders to approve an amendment to the Company’s articles of incorporation to remove the article containing the capital stock transfer restrictions that have been terminated by the Board.

Director Independence

Under our Corporate Governance Guidelines, which are available on our website at http://krispykreme.com/corporategovernance, a substantial majority of our directors must meet the criteria for “independent” directors set forth in the listing standards of the NYSE. In reaching a determination that a director’s or nominee’s relationship with the Company is not material, and such director or nominee is therefore independent, the Board of Directors has determined that such director or nominee, in addition to satisfying other requirements of the NYSE listing standards relating to independent directors set forth in Section 303A.02 of the NYSE Listed Company Manual, has no direct or indirect material relationship with the Company. In order to assist the Board of Directors in making this determination, the Board of Directors has adopted the following standards, as part of the Company’s Corporate Governance Guidelines, which identify relationships that a director may have with the Company that will not be considered material:

●	If a director is an executive officer of another company which does business with Krispy Kreme and the annual revenues derived from that business are less than 1% of either company’s total revenues for the last fiscal year.

●	If a director is a director, officer or trustee of a charitable organization and Krispy Kreme’s annual charitable contributions to the organization (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts during the last fiscal year of such organization.

●	If a director is a partner of or of counsel to a law firm that performs legal services for Krispy Kreme and payments made by Krispy Kreme to the firm during a fiscal year are not for legal services performed by the director or his immediate family and do not exceed 1% of the firm’s gross revenues for the last fiscal year

The Board of Directors has determined that each of our current directors and nominees for director, other than Messrs. Morgan and Thompson, has no disqualifying material relationship with Krispy Kreme and is an “independent” director under the listing standards of the NYSE and applicable SEC rules. Except as previously described, no other transactions, relationships, or arrangements were considered by the Board in making a determination that each of the foregoing directors is independent.

Board Leadership Structure

The Board of Directors is led by the Chairman, and the Board also has a Lead Independent Director. Krispy Kreme’s bylaws provide that the Board appoints the Chairman to preside at all meetings of the Board of Directors and shareholders and perform such other duties and have such other powers as the Board of Directors may prescribe. Krispy Kreme’s bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. The Board selects its Chairman and the Company’s Chief Executive Officer in the manner it considers to be in the best interest of the Company. In accordance with Krispy Kreme’s Corporate Governance Guidelines, the Board considers from time to time whether it is in the best interest of the Company to have the same person occupy the offices of Chairman and Chief Executive Officer, using its business judgment after considering all relevant circumstances.

James H. Morgan has served as Chairman of the Board since 2005. Mr. Morgan also served as Chief Executive Officer of Krispy Kreme from 2008 to June 2014, when Tony Thompson succeeded him as Chief Executive Officer. From June 2014 to January 2015, Mr. Morgan served as Executive Chairman of the Board. In January 2015, Mr. Morgan ceased to be an employee of the Company and now serves only as Chairman of the Board. Accordingly, the Board currently has a separate Chairman and Chief Executive Officer. The Board believes that the current structure is appropriate and in the best interests of Krispy Kreme and its shareholders at this time. Specifically, the Board acknowledges that Mr. Morgan has significant experience managing Krispy Kreme’s business operations and the Board wants to preserve this continuity. Although the Board believes that this current leadership structure is appropriate at this time, the Board believes that there is no specific leadership structure that applies to all companies, nor is there one specific leadership structure that permanently suits Krispy Kreme. As a result, the decision as to whether to combine or separate the positions of Chairman and Chief Executive Officer may vary from time to time, as conditions and circumstances warrant.

Krispy Kreme’s Corporate Governance Guidelines also provide that, in compliance with the applicable rules of the NYSE, the Company also will appoint a Lead Independent Director, who will preside over each executive session of the non-management directors. The Lead Independent Director also assists the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of Krispy Kreme. The Board believes that the Lead Independent Director serves an important corporate governance function by providing separate leadership for the non-management directors.

Robert S. McCoy, Jr. has served as Lead Independent Director since 2008. Pursuant to Krispy Kreme’s Corporate Governance Guidelines, our non-management directors meet in executive session at each regularly scheduled meeting of the Board of Directors without any members of management being present. Mr. McCoy presides at these meetings of our non-management directors and provides significant outside perspective and leadership.

Board Risk Oversight

The Board is responsible for overseeing and evaluating the effectiveness of management’s risk-management activities and, where appropriate, actively participates in the Company’s risk management processes. These activities include identifying, assessing, and mitigating internal and external risks, and ensuring compliance with laws and regulations to which the Company is subject. The members of the Board bring to Krispy Kreme significant risk-assessment and risk-management experience, and the Board takes an active role in fulfilling its responsibilities. Among these, the Board is responsible for effectively managing the risks inherent in transition, including succession planning and Board continuity.

In addition to exercising its oversight role, the Board actively evaluates risks to the business as part of its deliberation on matters brought to its attention or which otherwise become a subject of the Board’s attention. The Board also exercises oversight to include risk management as an integral part of the Company’s strategic decision making. The Board regularly reviews information regarding the Company’s sources of credit and liquidity, its operations, business plans and reputation, and considers risks associated with these matters, including risks to the successful execution of the Company’s strategic plans.

In addition to the broad risk-oversight functions performed by the Board as a whole, the Board has tasked certain of its committees with responsibility for evaluating risks associated with specific elements of the Company’s business, operations or governance, or with evaluating management’s assessments of these risks. Each committee regularly reports to the full Board, among other things, important risk-management matters considered by that committee.

Audit Committee

The Audit Committee oversees the manner in which management assesses, monitors, and manages the Company’s risk exposures, the adequacy of management’s risk-mitigation activities, and the appropriate disclosure of risk factors in the Company’s public filings, including those identified in the Company’s most recent Annual Report on Form 10-K. The Company has written policies, programs, and internal controls in place, which facilitate the identification and management of risks. The Company’s Chief Financial Officer, Vice President of Internal Audit, and General Counsel, together with the Company’s executive officers, bear primary responsibility for developing, implementing, and maintaining these policies and programs. The Audit Committee’s process for performing its oversight role includes review and assessment of the Company’s written risk-management policies and program. These policies focus on identifying the probability and potential severity of the significant risks to which the Company is exposed, the appropriateness of mitigation efforts, the performance and efficacy of those mitigation efforts, and an evaluation of residual risk levels after considering risk-mitigation activities. This year, the Audit Committee has continued to focus particular attention on risks associated with the Company’s selection and implementation of an Enterprise Resource Planning (“ERP”) system for managing the Company’s business. The Company’s ERP system went live on March 2, 2015. At regularly scheduled meetings, the Company’s management reports to the Audit Committee on the Company’s risk-management activities. The Audit Committee provides quarterly reports to the Board of Directors on the status of the Company’s ERP system implementation and operation and the Company’s risk-management activities, including critical areas such as cybersecurity.

Compensation Committee

The Compensation Committee is responsible for overseeing the management of risks related to the Company’s compensation policies and practices and for overseeing the evaluation of the Company’s management. The Compensation Committee accomplishes this duty by assessing the risks associated with each of the compensation plans used by the Company, including not only those plans applicable to executive officers, but also plans applicable to other employees. The Compensation Committee also receives advice from Frederic W. Cook & Co., its independent compensation consultant, regarding compensation-based risk issues.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. It also oversees the annual self-evaluation of the Board and its committees.

Code of Ethics and Business Conduct

Krispy Kreme has adopted codes of business conduct and ethics applicable to its directors, officers, and other employees, which are available on our website. Our Code of Business Conduct and Ethics is available at http://www.krispykreme.com/code_of_ethics.pdf and our Code of Ethics for Chief Executive and Senior Financial Officers is available at http://www.krispykreme.com/officers_ethics.pdf. Any amendment (other than any technical, administrative, or other non-substantive amendment) to or waiver of a provision of these codes of ethics that applies to any Krispy Kreme director or executive officer will also be disclosed on our website.

BOARD OF DIRECTORS

The Board of Directors is charged with managing the business and affairs of Krispy Kreme in accordance with North Carolina law. In doing so, directors must exercise their business judgment in good faith in a manner consistent with their duty of loyalty and act in what they reasonably believe to be in the best interest of Krispy Kreme.

During Krispy Kreme’s fiscal year ended February 1, 2015, the Board of Directors held seven meetings. During fiscal 2015, all of our current directors attended at least 75% of all meetings (including committee meetings) applicable to such director.

Director Attendance at Annual Meeting of Shareholders

Krispy Kreme’s Corporate Governance Guidelines provide that directors are expected to attend the Annual Meetings of Shareholders. All of our then serving directors attended our 2014 Annual Meeting of Shareholders held on June 17, 2014.

Communicating with the Board

Shareholders and other interested parties may contact any of the Company’s directors, a committee of the Board of Directors, the Company’s non-management directors or the Board of Directors generally, by writing to them in care of Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Secretary. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications. Solicitations, junk mail, and frivolous or inappropriate communications will not be forwarded.

All concerns related to accounting, internal accounting controls, or audit matters should be directed in writing to the Chair of the Audit Committee in care of Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Secretary. These concerns will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Committees of the Board

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee to which it has assigned certain responsibilities in connection with the management of Krispy Kreme’s affairs. The Board of Directors designates which directors will serve as the members of these committees. The Board of Directors has adopted written charters for each of these committees setting forth the roles and responsibilities of each committee. Our Audit Committee Charter, our Compensation Committee Charter, and our Nominating and Corporate Governance Committee Charter are available under the “Corporate Governance” tab of the Investor Relations section of our website at http://investor.krispykreme.com.

Audit Committee

The purposes for which the Audit Committee was established include assisting the Board of Directors in monitoring the integrity of our financial statements, compliance with legal and regulatory requirements, the manner in which management assesses, monitors, and manages the Company’s risk exposure and the adequacy of the Company’s risk management activities, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, and provides an avenue of communication among the Company’s independent registered public accounting firm, management, internal audit department, and the Board of Directors. As part of its responsibilities, the Audit Committee annually appoints Krispy Kreme’s independent registered public accounting firm, oversees its work, and approves all fees and other compensation paid to it. Chair Robert S. McCoy, Jr., Tim E. Bentsen, Charles A. Blixt, Michael H. Sutton, and Lizanne Thomas are the current members of the Audit Committee. Mr. Sutton is retiring from the Board of Directors effective June 17, 2015.

The Board of Directors has determined that each Audit Committee member is “independent” under the listing standards of the NYSE and the applicable rules of the SEC, and financially literate within the meaning of the listing standards of the NYSE, and that Messrs. Bentsen, Blixt, McCoy, and Sutton and Ms. Thomas is each an “audit committee financial expert” under the applicable rules of the SEC. The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Exchange Act. The Audit Committee held twelve meetings during fiscal 2015. See “Report of the Audit Committee for Fiscal Year 2015” below.

Compensation Committee

The responsibilities of the Compensation Committee include overseeing the evaluation of executive officers (including the Chief Executive Officer) of the Company, determining the compensation of executive officers of the Company, overseeing the management of risks associated therewith, reviewing and approving performance targets applicable to the annual incentive component of the executive officers’ compensation (including the Chief Executive Officer), and, in consultation with the other non-management directors of the Board, reviewing and approving goals and objectives relevant to the performance evaluation of the Company’s Chief Executive Officer and evaluating the Chief Executive Officer in light of those goals and objectives. The Compensation Committee determines and approves the Chief Executive Officer’s compensation. The Compensation Committee determines awards to all equity-based plan participants, including our executive officers, of stock options, restricted stock, restricted stock units, and other awards pursuant to any of our stock-related plans in effect from time to time. In addition, the Compensation Committee administers our annual incentive compensation plans applicable to our executive officers. The Compensation Committee administers our equity-based plans and makes recommendations to the Board of Directors with respect to actions that are subject to approval of the Board of Directors regarding such plans. The Compensation Committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of directors. The Compensation Committee may form and delegate authority to sub-committees when appropriate. The Compensation Committee monitors the risks associated with the Company’s compensation policies and practices, as contemplated by Item 402(s) of Regulation S-K. Chair Lynn Crump-Caine, Carl E. Lee, Jr., C. Stephen Lynn, Andrew J. Schindler, and Togo D. West, Jr. are the current members of the Compensation Committee. Mr. West is not standing for reelection to the Board of Directors.

The Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE, meets the requirements of a “non-employee director” under Rule 16b-3 under the Exchange Act and meets the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee held seven meetings during fiscal 2015. See “Executive Compensation — Compensation Committee Report.”

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors, recommending to the Board of Directors the director nominees for the next annual meeting of shareholders, recommending to the Board of Directors candidates for filling vacancies or newly created directorships that may occur between annual meetings of shareholders, reviewing the composition and size of the Board of Directors and its committees to ensure proper expertise and diversity, as well as managing the risks associated with director independence and potential conflicts of interest, overseeing the evaluation of the Board of Directors and its committees, and developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to Krispy Kreme. Chair Lizanne Thomas, Lynn Crump-Caine, C. Stephen Lynn, and Togo D. West, Jr. are the current members of the Nominating and Corporate Governance Committee. Mr. West is retiring, effective June 17, 2015, and therefore is not standing for reelection to the Board of Directors. The Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE. The Nominating and Corporate Governance Committee held six meetings during fiscal 2015.

Selection of Nominees for Election of the Board

Nominations Process

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors nominees for election as directors by our shareholders, as well as candidates to fill any vacancies on the Board of Directors that may occur. The Nominating and Corporate Governance Committee is also responsible for considering any nominees for director properly submitted by shareholders in accordance with the procedures set forth in Krispy Kreme’s bylaws.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, shareholders, director search firms, or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described below, the Nominating and Corporate Governance Committee considers properly submitted shareholder nominations of candidates for the Board of Directors. See “Shareholder Nominations” below. The Nominating and Corporate Governance Committee maintains an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Nominating and Corporate Governance Committee using the board membership criteria described below. The Nominating and Corporate Governance Committee is responsible for interviewing prospective candidates, keeping the Board informed during the selection process, and approving and recommending final candidates to the Board.

Director Qualifications

Our Corporate Governance Guidelines establish certain qualifications to be considered by the Nominating and Corporate Governance Committee in selecting nominees for director. Our full Board of Directors approves nominees for director. Under our Corporate Governance Guidelines, consideration is given to each individual director’s personal qualities and abilities, the collective skills and aptitudes of all of the directors, taking into account the responsibilities of the Board of Directors, and qualifications imposed by law and regulation. In addition, directors should be persons who have achieved prominence in their respective fields, have experience at a strategy/policy setting level, have high-level managerial experience in a relatively complex organization, or are accustomed to dealing with complex problems. Directors should possess integrity, independence, energy, forthrightness, analytical skills, and commitment to devote the necessary time and attention to the Company’s affairs. In accordance with our Corporate Governance Guidelines, directors cannot serve on more than three other boards of directors of public companies, nor more than two other audit committees of boards of directors of public companies. The Nominating and Corporate Governance Committee works with the Board of Directors to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience. In evaluating the suitability of individual Directors, the Nominating and Corporate Governance Committee believes the Board should reflect a variety of opinions, perspectives, personal and professional experiences, and backgrounds, such as, age, gender, race, and ethnicity differences, as well as other differentiating characteristics. Each member of the Board should contribute positively to the overall Board composition and collaborative culture, with the goal of creating a Board that can work together to guide the success of the Company through the exercise of sound judgment using its diversity of experience. Directors should be willing to challenge and stimulate management and must be able to work as part of a team in an environment of trust. Directors should be committed to representing the interests of all shareholders and not to advancing the interests of special interest groups or constituencies of shareholders. The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing the qualifications of directors and may, from time to time, establish additional qualifications for directors as it deems appropriate.

Shareholder Nominations

Our Nominating and Corporate Governance Committee will consider director candidates properly nominated by a Krispy Kreme shareholder entitled to vote at the next election in accordance with the procedures set forth in Krispy Kreme’s bylaws. These procedures generally require that shareholders deliver nominations by written notice to the Secretary at our principal executive office setting forth certain prescribed information about the nominee and the nominating shareholder. These procedures also generally require that the nomination notice be submitted not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of shareholders for the preceding year. You may contact Krispy Kreme’s Secretary at our principal executive office for a copy of the relevant provisions of our bylaws regarding the requirements for shareholder nomination of director candidates. In evaluating such shareholder nominations, the Nominating and Corporate Governance Committee will take into consideration the director qualifications set forth in “Director Qualifications” above. Krispy Kreme’s bylaws provide that only persons who are nominated in accordance with the procedures set forth in our bylaws are eligible for election as directors at an annual meeting of shareholders.

ELECTION OF DIRECTORS
(Item Number 1 on the Proxy Card)

Composition of the Board of Directors

Our bylaws provide that the Board of Directors shall consist of not less than nine nor more than 15 directors, with the exact number being set from time to time by the Board of Directors. Our Board of Directors presently consists of twelve directors. The Board of Directors is divided into three classes of directors, Class I, Class II, and Class III, with staggered three-year terms. The terms of all of our current Class I directors will expire at this Annual Meeting. Current Class I director Togo D. West, Jr. has decided to retire at the end of his current term, which expires at the Annual Meeting, and therefore is not standing for reelection to the Board of Directors. Current Class I director Andrew J. Schindler is standing for reelection to the Board of Directors as a Class II director with a term expiring in 2016. The Board of Directors elected current Class III director Tony Thompson to the Board of Directors after the Company’s 2014 annual meeting of shareholders. Pursuant to North Carolina law, Mr. Thompson must stand for shareholder election to the Board of Directors at the Annual Meeting. Accordingly, Mr. Thompson is standing for election to the Board of Directors as a Class III director with a term expiring in 2017. Additionally, current Class III director Michael H. Sutton is retiring from the Board effective June 17, 2015. Accordingly, our Board of Directors will consist of ten directors following the Annual Meeting.

Board Nominees for Election at the Annual Meeting

Based on the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated Tim E. Bentsen, Carl E. Lee, Jr., and James H. Morgan for election to the Board of Directors as Class I Directors with terms expiring in 2018. Additionally, based on the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated Andrew J. Schindler for election to the Board of Directors as a Class II Director with a term expiring in 2016 and has nominated Tony Thompson for election to the Board of Directors as a Class III Director with a term expiring in 2017.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Annual Meeting, any nominee should become unable or unwilling to serve, the shares of common stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors.

The Board of Directors recommends a vote “FOR” the nominees for director listed below for election to the Board of Directors.

Set forth below is information regarding each nominee for director:

Class I Nominees, with terms expiring in 2018

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Nominees
Tim E. Bentsen Atlanta, GA Director Since 2014 Independent Audit Committee

Mr. Bentsen, 61, is a former audit partner and practice leader of KPMG LLP, a U.S. audit, tax and advisory services firm. Over his 37 years with KPMG, he served as an audit partner for financial, technology, and other public companies and served in a variety of leadership roles, including Southeast Area Managing Partner and Atlanta office Managing Partner. Mr. Bentsen also served on national leadership teams for the financial services and audit practice as well as on the firm’s national Operations Committee. In addition, he served as an account executive for many of the largest audit and non-audit clients in the Southeast where he had extensive involvement with audit committees and served as the lead partner for tax and advisory services including risk, regulatory, internal audit and operational services for a Top 10 U.S. bank.

Mr. Bentsen has been a frequent speaker on corporate governance matters across the country and served in a leadership role for KPMG’s Audit Committee Institute and as an organizer and faculty member for the University of Georgia’s Directors’ College for over ten years. He is a faculty member at the J.M. Tull School of Accounting at the University of Georgia. The Board believes that his extensive audit and accounting experience in the financial services industry coupled with his corporate governance, risk management and financial acumen will add to the Board’s knowledge in these areas. In addition, Mr. Bentsen has experience serving civic and charitable organizations including the Boy Scouts of America Atlanta Area Council, Woodruff Arts Center, and Arete Scholars Fund.

Other Directorships:  Member of Board of Trustees of RidgeWorth Funds, a mutual fund complex, since 2012.  Director of Synovus Financial Corp., a financial services company, since 2014.

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Nominees
Carl E. Lee, Jr. Charlotte, NC Director Since 2014 Independent Compensation Committee

Mr. Lee, 55, has served as the President and Chief Executive Officer of Snyder’s-Lance, Inc. since May 2013 and previously served as the President and Chief Operating Officer of Snyder’s-Lance, Inc. beginning in December 2010. He served as the President and Chief Executive Officer of Snyder’s of Hanover, Inc. from 2005 until December 2010, when Snyder’s of Hanover, Inc. merged with Lance, Inc. From 1986 until 1997, Mr. Lee held various sales and marketing positions with Frito-Lay, Inc., including Vice President and General Manager for Frito-Lay Southeast Region and managing sales for Frito-Lay Europe. In 1997, Mr. Lee began working for Nabisco where he led their South American business, served as President of their Caricam Region and their Southern Cone Region. Mr. Lee also led Nabisco’s Global Export business which covered 95 countries. Mr. Lee served as a member of the board of directors of Snyder’s of Hanover, Inc. until December 2010 when he was elected to the board of directors of Snyder’s-Lance, Inc. in connection with the merger of Snyder’s of Hanover, Inc. and Lance, Inc.

Mr. Lee brings to the Board his significant understanding of food business and operations acquired through his service as the Chief Executive Officer and director of Snyder’s-Lance, a publicly traded snack foods corporation. The Board believes that his extensive domestic and international experience in the food industry and his merger and acquisition experience provide the Board with a valuable perspective.

Other Directorships: Director of Snyder’s-Lance, Inc., a snack foods manufacturing and marketing company, since 2010.

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Nominees
James H. Morgan Cornelius, NC Director Since 2000 Chairman Since 2005 Not Independent

Mr. Morgan, 67, has served as Chairman of the Board of Krispy Kreme since 2005; Chief Executive Officer of Krispy Kreme from 2008 to June 2014; President of Krispy Kreme from 2008 to November 2011 and from April 2012 to June 2014; Vice Chairman of the Board of Krispy Kreme from 2004 to 2005; Chairman of Covenant Capital, LLC, an investment management firm, from 2001 to 2008; Chairman and Chief Executive Officer of Wachovia Securities, Inc. from April to December 1999; and employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer, and led the transition during the merger of Interstate/Johnson Lane and Wachovia Corporation in 1999.

With more than fourteen years of service on the Board, Mr. Morgan brings deep institutional knowledge and perspective regarding Krispy Kreme’s strengths, challenges and opportunities. He also brings extensive public company and financial services industry experience to Krispy Kreme’s Board. As Chairman and Chief Executive Officer of Wachovia Securities and Interstate/Johnson Lane, he was indirectly responsible for major financial functions as well as ultimately responsible for enterprise risk-management. These prior leadership and oversight responsibilities are of great value to the Krispy Kreme Board. Mr. Morgan’s lifelong commitment to youth and education through his involvement with numerous civic and charitable organizations provides him with community involvement and leadership expertise. Mr. Morgan’s civic activities include his roles as Trustee of YMCA of Greater Charlotte, Trustee of Youth Commission International, past President of the Vanderbilt University Alumni Association, and past member of the Vanderbilt University Board of Trust.

Other Directorships: Director of Coca-Cola Bottling Co. Consolidated since 2008. Director of Lowe’s Companies, Inc. since February 2015.

Class II Nominee, with a term expiring in 2016

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Nominees
Andrew J. Schindler Winston-Salem, NC Director since 2006 Independent Compensation Committee

Mr. Schindler, 70, served as Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Holdings, Inc. from 1999 to 2004, and Executive Chairman of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and the U.S. operations of British American Tobacco PLC, from 2004 to 2005. In over 31 years with Reynolds, Mr. Schindler held various senior management positions, including Vice President of Personnel, Executive Vice President of Operations and Chief Operating Officer of R.J. Reynolds Tobacco Company and Director of Manufacturing for Nabisco Foods. Mr. Schindler retired from his executive position at Reynolds American Inc. in January 2005.

Through his experience as the Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Holdings, which included the negotiation of the merger of R.J. Reynolds and British American Tobacco, Mr. Schindler brings to the Krispy Kreme Board strong leadership, risk-management, marketing, operations, strategic-change, and personnel-development skills. In addition, Mr. Schindler serves on the Board of Trustees of Wake Forest University and the Board of Directors of Wake Forest Baptist Medical Center.

Other Directorships: Director of Hanesbrands Inc., a global consumer goods company, since 2006; Director of ConAgra Inc., a leading packaged food company, since 2007. Mr. Schindler also served on the Board of Directors of Arvin Meritor, Inc., a global automotive supply company, from 2004 to 2008, and Pike Electric Corporation, an energy solutions company, from 2006 to 2007.

Class III Nominee, with a term expiring in 2017

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Nominees
Tony Thompson Winston-Salem, NC Director Since 2014 Not Independent

Mr. Thompson, 48, has more than 25 years of food service, grocery products and beverage experience. Mr. Thompson has served as President and Chief Executive Officer of Krispy Kreme since June 2014. Prior to joining Krispy Kreme in June 2014, Mr. Thompson worked for Papa John’s International, Inc., where he most recently served as President and Chief Operating Officer. At Papa John’s, he previously held the positions of Executive Vice President, Global Operations; Executive Vice President, North American Operations; Senior Vice President, PJ Food Service; and Vice President, QCC Operations. Prior to joining Papa John’s in 2006, Mr. Thompson worked for The Scotts Miracle-Gro Company for six years as Plant Manager, Director of Marysville Operations and Director of Lawn and Controls Operations. Before joining the Scotts Company, he spent four years with Conagra Grocery Products Company and seven years in various roles with Gulf Coast Coca Cola. In addition, Mr. Thompson currently sits on The Salvation Army’s National Advisory Board.

Other Directorships: None.

About the Continuing Directors

Set forth below is information regarding the continuing directors who are not nominees for election at this Annual Meeting as their current terms do not expire in 2015. Mr. Blixt, Ms. Crump-Caine, and Mr. McCoy are Class II directors, whose terms will expire in 2016. Mr. Lynn and Ms. Thomas are Class III directors, whose terms will expire in 2017.

Class II Continuing Directors, with terms expiring in 2016

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Continuing Directors
Charles A. Blixt Winston-Salem, NC Director Since 2007 Independent Audit Committee

Mr. Blixt, 63, served as Krispy Kreme’s General Counsel on an interim basis from September 2006 until April 2007; Executive Vice President and General Counsel of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and the U.S. operations of British American Tobacco PLC, from 2004 to 2006; and Executive Vice President and General Counsel for R.J. Reynolds Tobacco Company from 1995 to 2004.

Mr. Blixt’s experience as General Counsel to Krispy Kreme was at a critical period for the Company, and it provided him with a thorough understanding of Krispy Kreme’s business, values, and culture, as well as a deep understanding of the issues and complexities involved in each business unit. Mr. Blixt brings to Krispy Kreme many years of experience as the chief legal officer and a member of the executive management team of Reynolds American and R.J. Reynolds. During that time, he was directly involved with and oversaw significant litigation matters, strategic acquisitions, and the merger of R.J. Reynolds and British American Tobacco. As a result, Mr. Blixt brings executive decision making, analytical, strategic change, and risk-assessment skills to Krispy Kreme, as well as unique insights into the Company’s challenges, opportunities and operations. Additionally, Mr. Blixt brings governance, community service, and audit skills and experience to the Board of Directors through his experience as a member of the Board of Trustees of Salem Academy and College and the University of Illinois College of Law and as a member of the audit committee of Targacept, Inc., a clinical-stage biopharmaceutical company. Mr. Blixt qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of Targacept, Inc., a clinical-stage biopharmaceutical company, since 2000; and director of Swedish Match AB, a global tobacco company based in Stockholm, Sweden, from 2007 to 2011.

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Continuing Directors
Lynn Crump-Caine Atlanta, Georgia Director since 2007 Independent Compensation Committee (Chair) Nominating and Corporate Governance Committee

Ms. Crump-Caine, 58, has served as Chief Executive Officer of OutsideIn Consulting, an organizational performance and strategy development consulting firm, since 2004; Executive Vice President of Worldwide Operations of McDonald’s Corporation from 2001 to 2004; and Executive Vice President of U.S. Restaurant Operations and Systems of McDonald’s from 1999 to 2001.

Ms. Crump-Caine brings to Krispy Kreme extensive experience in the quick-service restaurant industry through her long employment and executive tenure at McDonald’s. As Executive Vice President of Worldwide Operations of McDonald’s, Ms. Crump-Caine directed global operations departments responsible for standards and consistency of operations for restaurants around the world. Her tenure at McDonald’s also included experience with, and responsibility for, global supply chain, restaurant training, real estate development and innovation, worldwide. This experience provides the Krispy Kreme Board with valuable perspective regarding other quick-service restaurant operations, internationally and domestically, and the relevant risks, challenges and opportunities facing Krispy Kreme and the industry as a whole.

Other Directorships: Director of G&K Services, Inc., a market leader in branded-identity apparel programs and facility services, since 2008; Director of Advocate Healthcare System, the largest healthcare provider in the State of Illinois with over 200 sites of care, from 2003 to 2013 and from January 2015 to present.

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Continuing Directors
Robert S. McCoy, Jr. Ponte Vedra Beach, FL Director Since 2003 Lead Independent Director since 2008 Audit Committee (Chair)

Robert S. McCoy, Jr., 76, retired in 2003 as Vice Chairman of Wachovia Corporation after spending two years co-managing the integration of Wachovia and First Union Corporation subsequent to their 2001 merger. From 1992 to 2001, he served as Vice Chairman and Chief Financial Officer of Wachovia Corporation; and from 1984 to 1992, he served as President and Chief Financial Officer of South Carolina National Corporation, which was acquired by Wachovia in 1992. Prior to that time, he had a 23-year career at Price Waterhouse, including as a partner from 1974 to 1984. Since retiring in 2003, Mr. McCoy has chaired the Audit Committee of two public companies, including Krispy Kreme.

Mr. McCoy brings to Krispy Kreme extensive leadership, risk-management, and financial experience gained in his 42-year business career, which included roles as an accountant and as the chief financial officer of two public bank holding companies. His experience in the financial services industry and roles involving integration, risk-management, finance, accounting matters, and preparation of financial statements serve as the basis for Mr. McCoy’s wide range of contributions to Krispy Kreme. Mr. McCoy’s financial and accounting expertise is invaluable in his roles on the Board and as Chairman of Krispy Kreme’s Audit Committee. Mr. McCoy qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of MedCath Corporation, a cardiovascular services company, since 2003. Director of Web.com Group, Inc., a provider of website building tools, internet marketing and lead generation solutions, since 2007. Director of Emergent Health Corp., a manufacturer of regenerative medicine, neutraceuticals, and phytonutritionals, since 2014.

Class III Continuing Directors, with terms expiring in 2017

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Continuing Directors
C. Stephen Lynn Nashville, TN Director since 2007 Independent Compensation Committee Nominating and Corporate Governance Committee

Mr. Lynn, 67, has served since January 2012 as founder and managing partner of RP3, LLC, a consulting and mergers and acquisitions firm focusing on franchising and restaurant chains. From 2009 to August 2012, Mr. Lynn was Chairman of the Board of Directors of BBAC, LLC, an investment partnership that privately held Back Yard Burgers, Inc., a quick service restaurant chain. Mr. Lynn was Chief Executive Officer of Back Yard Burgers, Inc. from 2007 to 2010 and was a Director from 2005 to August 2012. Additionally, Mr. Lynn has served as Chairman of Cummings Incorporated, a fully integrated provider of branding services to national and regional accounts, from 1999 to 2011; Chairman and Chief Executive Officer of Shoney’s, Inc. from 1995 to 1998; and Chairman and Chief Executive Officer of Sonic Corporation from 1983 to 1995. Mr. Lynn began his franchising experience as Director of the Distribution Division at Kentucky Fried Chicken Corporation from 1973 to 1978.

Mr. Lynn brings strong leadership, franchising, strategic-planning, and business-development skills to the Krispy Kreme Board through his vast experience in the quick-service and casual/family-dining restaurant segments of the industry. His executive positions at Sonic, Shoney’s, and Back Yard Burgers provide franchising, business-development, and risk-assessment and management skills that are directly applicable to Krispy Kreme’s business. Mr. Lynn has been recognized as an authority in franchising and was the 1993 Chairman of the International Franchise Association (IFA), a membership organization of franchisors, franchisees, and suppliers. He was inducted into the IFA’s Hall of Fame in 1997. Mr. Lynn’s experience as a leader in the franchising community is valuable to Krispy Kreme’s domestic and international franchising and growth strategies. Mr. Lynn is active in, and brings experience from, many community and civic organizations through his service on the Board of Directors of Tennessee Tech University Foundation, the Tennessee State Museum Foundation, and The National Cowboy and Western Heritage Museum.

Other Directorships: Mr. Lynn served on the Board of Directors of Back Yard Burgers, Inc. from 2007 to 2012, as Chairman of BBAC, LLC from 2009 to 2012, and as Chairman of Cummings Incorporated from 1999 to 2011.

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Continuing Directors
Lizanne Thomas Atlanta, GA Director since 2004 Independent Audit Committee Nominating and Corporate Governance Committee (Chair)

Ms. Thomas, 57, serves as the Partner-in-Charge of the Southern Region of Jones Day, and has been practicing corporate law since 1982. She heads Jones Day’s global corporate governance team. Ms. Thomas regularly advises clients with respect to corporate governance, including takeover preparedness and shareholder activism, public and private mergers and acquisitions, internal investigations, corporate and securities compliance, and disclosure and fiduciary issues.

Ms. Thomas’ background as a legal adviser to public companies for over 30 years provides the Krispy Kreme Board with extensive securities regulation, corporate governance, and risk management experience. Her experience in advising companies in the food industry and leading the over 300-lawyer Southern Region of Jones Day gives her valuable experience in managing operations, financial statement, and profit and loss responsibility. Ms. Thomas has taught corporate governance, including a focus on audit committee responsibilities, in lectures and panel presentations for leading business organizations, companies, and universities throughout the world, which experience makes her qualified to Chair the Board’s Nominating and Corporate Governance Committee and serve on the Audit Committee. Ms. Thomas also provides governance, audit and community-service skills and experience gained through her current service as Trustee of Washington & Lee University, as a member of the Board of Trustees of the Georgia Research Alliance, where she serves as the Chair of the Audit Committee, and as a member of the Executive Committee of the Board of Directors of the Metro Atlanta Chamber of Commerce.  Ms. Thomas qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: None.

About the Retiring Directors

Mr. Sutton joined the Board in 2004 and is retiring effective June 17, 2015.

Krispy Kreme thanks Mr. Sutton for his decade of exceptional service to our Board during a pivotal period for the Company. In particular, Mr. Sutton provided critical oversight of financial reporting during a transitional time, and the Company benefited greatly from his stature, integrity, and experience in helping to lead the Audit Committee.

Michael H. Sutton Williamsburg, VA Independent

Mr. Sutton, 74, has served as an independent consultant on accounting and auditing regulation issues since 1999. He served as Chief Accountant at the SEC from 1995 to 1998, with responsibility for formulating SEC policy on financial accounting and reporting by public companies. Prior to that position, Mr. Sutton was a senior partner and National Director, Accounting and Auditing Professional Practice, of Deloitte & Touche LLP.

Mr. Sutton’s extensive experience in public accounting, financial reporting, and risk-management, and as Chief Accountant at the SEC, made him uniquely qualified to contribute greatly to the Company’s financial reporting and disclosure processes and its compliance with legal and regulatory requirements.  Mr. Sutton qualified as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Mr. Sutton served on the Board of Directors of Allegheny Energy, Inc., a previously public utility holding company, from 2004 to 2011 when it merged with, and became a subsidiary of, First Energy Corporation.  Mr. Sutton also served on the Board of Directors of American International Group, Inc., an insurance and financial services company, from 2005 to 2009.

Mr. West, who joined the Board in 2000, has decided to retire at the end of his current term and therefore is not standing for reelection to the Board.

Krispy Kreme thanks Mr. West for over fourteen years of service in successfully guiding the Company through multiple important phases in its history. The Company is extremely appreciative for Mr. West’s thought leadership and strong guidance as a long-time member and past chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee.

Togo D. West, Jr. Washington, DC Independent

Mr. West, 72, serves as Chairman of TLI Leadership Group, a firm that provides strategic advice on national security and health policy issues; served as Chairman of the Board of Trustees of Noblis, Inc., a nonprofit science, engineering, and technology company, from 2004 to 2014, and is currently Trustee Emeritus; served as President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution, from 2004 to 2006; served as an attorney with the law firm of Covington & Burling in Washington, D.C., including as of counsel to the firm from 2000 to 2004; served as Secretary of Veterans Affairs and a member of President Clinton’s Cabinet from 1998 to 2000; served as Secretary of the Army from 1993 to 1998; served as Senior Vice President for Government Relations of the Northrop Corporation, an aerospace and defense systems company, from 1990 to 1993; and served as a partner with the law firm of Patterson, Belknap, Webb & Tyler LLP from 1981 to 1990. Mr. West has been General Counsel of the Department of Defense and General Counsel of the Department of the Navy, and has served with the United States Department of Justice.

With a career in government service, business, and law, Mr. West brought to the Krispy Kreme Board strong leadership, risk management, oversight, and governance skills. As Secretary of the Army, Mr. West had statutory responsibility for all matters relating to the United States Army, including an annual budget of approximately $60 billion and a work force of approximately one million. As Secretary of Veterans Affairs, Mr. West was responsible for the operation of nationwide programs for healthcare, financial assistance, and burial benefits, with an annual budget of $48 billion and approximately 200,000 employees. Mr. West’s leadership, financial, and management experiences were beneficial to Krispy Kreme as it expanded as a domestic and international organization, with personnel, suppliers, and franchisees spread worldwide. With more than fourteen years of service on the Board, Mr. West brought deep institutional knowledge and perspective regarding Krispy Kreme’s strengths, challenges, and opportunities. In addition, Mr. West had extensive community relations experience as a result of his service with Boy Scouts of America, The Atlantic Council, World Affairs Council, Center for the Study of the Presidency and Congress, MedStar Health, and Greater Washington Board of Trade.

Other Directorships: Director of Bristol-Myers Squibb Company, a global biopharmaceutical company, since 2008; Director of FuelCell Energy, Inc., a manufacturer of high-efficiency power plants, since 2008. Mr. West also served on the Board of Directors of AbitibiBowater Inc., a paper products company, from 2002 to 2010.

DIRECTOR COMPENSATION

The table below summarizes the aggregate amounts of compensation received by our non-management directors during the fiscal year ended February 1, 2015.

Director Compensation

					Change in
					Pension Value
					and
	Fees Earned			Non-Equity	Nonqualified
	or paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name (1)	($)	($)(2)	($)	($)	Earnings	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Tim E. Bentsen	$8,077	$40,008	—	—	—	$162	$48,247
Charles A. Blixt	60,000	40,008	—	—	—	1,200	101,208
Lynn Crump-Caine	70,000	40,008	—	—	—	1,200	111,208
Carl E. Lee, Jr.	13,681	40,008	—	—	—	274	53,963
C. Stephen Lynn	60,000	40,008	—	—	—	1,200	101,208
Robert S. McCoy, Jr.	97,500	40,008	—	—	—	1,200	138,708
Andrew J. Schindler	60,000	40,008	—	—	—	1,200	101,208
Michael H. Sutton	60,000	40,008	—	—	—	1,200	101,208
Lizanne Thomas	70,000	40,008	—	—	—	1,200	111,208
Togo D. West, Jr.	60,000	40,008	—	—	—	1,200	101,208
____________________

(1)	This table does not include director compensation for Mr. Morgan, previously the Company’s Chief Executive Officer and Executive Chairman during fiscal 2015, who received no compensation for his service as a director and Chairman of the Board of Directors. Likewise, this table does not include director compensation for Mr. Thompson, the Company’s current Chief Executive Officer, who received no compensation for his service as a director during fiscal 2015. The compensation received by Mr. Morgan and Mr. Thompson as employees of Krispy Kreme is shown below; see “Executive Compensation – Summary Compensation Table”.

(2)	Amount represents the grant date fair value of 1,966 restricted stock units granted to each of our non-management directors on January 26, 2015 in consideration of his or her service for February through May 2015. On January 27, 2014, the Compensation Committee made grants of 6,865 restricted stock units (valued at approximately $120,000 on date of grant) to each of our non-management directors in consideration of his or her service for fiscal 2015. Because the latter grants were made in fiscal 2014, they were included in the Director Compensation Table of our 2014 Proxy Statement, which was filed with the SEC on May 1, 2014. As of February 1, 2015, the non-management directors held the following number of restricted stock units, which in each case do not include the 1,966 units which had not yet vested: Mr. Blixt – 219,860, Ms. Crump-Caine – 219,860, Mr. Lynn – 212,995, Mr. McCoy – 231,567, Mr. Schindler – 231,567, Mr. Sutton – 215,471, Ms. Thomas – 224,702 and Mr. West – 152,478.

(3)	Represents fees paid at the rate of $300 per quarter for miscellaneous expenses. We also reimburse each director for travel and other expenses incurred to attend meetings of the Board of Directors and its committees, continuing education courses applicable to his or her role as a member of our Board of Directors and its committees, and such other meetings as requested by the Company; such reimbursements are not included in the amounts set forth herein.

Narrative to Director Compensation Table

The Board of Directors changed the timing of the annual director grants of restricted stock units from January, at the end of our fiscal year, to June to coincide with each director’s term, which generally begins and ends at the annual meeting of shareholders held in June. Summarized below is a description of the compensation arrangements for our non-management directors and the impact of the timing change on the values reported in the director compensation table above.

●	Cash Annual Retainer: $60,000
●	Lead Independent Director Retainer: $25,000
●	Audit Committee Chair Retainer: $12,500
●	Nominating and Corporate Governance Committee Chair Retainer: $10,000
●	Compensation Committee Chair Retainer: $10,000
●	Restricted Stock Units: $120,000

On January 27, 2014, the Compensation Committee granted 6,865 restricted stock units (valued at approximately $120,000 on date of grant), to each of our non-management directors in consideration of his or her service for fiscal 2015. These units vested in four quarterly installments on April 27, July 27 and October 27, 2014 and on January 27, 2015. Each non-management director elected to defer receipt of the shares underlying these restricted stock units, with the exception of Messrs. Lynn and Sutton and Ms. Thomas. The deferred shares will be distributed in a single lump sum share distribution following the termination of service on the Board of Directors.

Due to the timing change for the annual grants, each non-management director was granted an award in consideration of his or her service for the four-month period covering February through May 2015. On January 26, 2015, the Compensation Committee granted 1,966 restricted stock units (valued at approximately $40,000 on date of grant) to each of our non-management directors. These units vest on March 31, 2015 and May 31, 2015, or earlier upon the director’s death or disability. Each non-management director elected to defer receipt of the shares underlying these restricted stock units, with the exception of Mr. Lynn and Ms. Thomas. The deferred shares will be distributed in a single lump sum share distribution following the termination of service on the Board of Directors, provided that any units that have not vested prior to his or her termination of service will be forfeited.

Following the Annual Meeting, it is expected that each continuing non-management director will receive restricted stock units valued at approximately $120,000, vesting in four equal installments over one year, in consideration of his or her service for the twelve-month period covering June 2015 through May 2016. Mr. Morgan will receive additional restricted stock units valued at approximately $54,000 in recognition of his role as Chairman of the Board.

In addition to these fees, each director received fees of $300 per quarter for miscellaneous expenses. We also reimburse each director for travel and other expenses incurred to attend meetings of the Board of Directors and its committees and such other meetings as requested by the Company, and continuing education courses applicable to his or her role as a member of our Board of Directors and its committees.

The Company has entered into indemnification agreements with each current director providing (1) advancement by the Company prior to the final disposition of any indemnifiable claim of any and all expenses relating to any indemnifiable claim paid or incurred by the director or which the director determines are reasonably likely to be paid or incurred by the director; (2) reimbursement of any and all expenses paid or incurred by the director or which the director determines are reasonably likely to be paid or incurred by the director in connection with any claim made by the director for (a) indemnification or reimbursement or advance payment of expenses by the Company, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless in each case of whether the director ultimately is determined to be entitled to such indemnification, reimbursement, advancement or insurance recovery, as the case may be; and (3) liability insurance for the duration of the director’s service as a director of the Company.

Stock Ownership and Equity Retention Policy – Directors

As with our officers, we believe that our directors should be encouraged to own our common stock to further align their interests with those of our shareholders. In order to ensure that the directors maintain this alignment, the Board of Directors has adopted a stock ownership and equity retention policy to which all directors are expected to adhere. Under this policy, each director is expected to own stock valued at 600% of his or her annual cash retainer. Until the 600% ownership level is achieved, directors must retain 100% of all shares, net of taxes and transaction costs, acquired related to an award granted after the effectiveness of the policy under any Krispy Kreme equity compensation plan or other written compensatory arrangement.

Securities Trading Policy – Directors

The Company’s securities trading policy prohibits any hedging and any pledging of Krispy Kreme securities by directors. The policy prohibits directors from trading in options of any kind (including but not limited to puts and calls), warrants or other derivative instruments involving Krispy Kreme securities (other than stock options or awards granted under a Krispy Kreme incentive plan). Additionally, the policy prohibits directors from purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars, delayed delivery contracts and exchange traded funds, that is designed to hedge or offset any risk of decrease in the market value of Krispy Kreme securities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Chair Lynn Crump-Caine, Carl E. Lee, Jr., C. Stephen Lynn, Andrew J. Schindler, and Togo D. West, Jr. None of the members of the Compensation Committee who served during fiscal 2015 is an officer or employee of the Company or any of its subsidiaries. None of our current executive officers serves as a director of another entity that has an executive officer who serves on our Board.

EXECUTIVE OFFICERS

Summarized below is information regarding the executive officers who are not serving or nominated as directors:

Name	Information About the Executive Officers
Cathleen D. Allred

Ms. Allred, 42, has served as Senior Vice President – Human Resources and Organizational Development since May 2014. She served as Vice President – Corporate Human Resources and Training from March 2008 to May 2014. Prior to that, Ms. Allred served as Human Resources Director from November 2006 to March 2008. Ms. Allred joined Krispy Kreme in March 2002 as Human Resources Manager, and served in that capacity until March 2005 when she briefly left Krispy Kreme and was Human Resources Manager at Polo Ralph Lauren. She rejoined Krispy Kreme as Director of Training in October 2005. Prior to joining Krispy Kreme, she served in recruitment and human resources management positions at LifeStyle Furnishings International and American Technical Resources. Through these different company assignments, Ms. Allred developed expertise in recruitment, training, and organizational development.

Cynthia A. Bay

Ms. Bay, 57, has served as Senior Vice President of U.S. Franchises and Company Stores since August 2011. Ms. Bay joined Krispy Kreme in July 2008 as Senior Vice President of Company Store Operations. From 2006 to 2008, Ms. Bay was an independent consultant focused on operations, training, and development. Formerly, she held various management positions within McDonald’s Corporation from 1981 to 2006, where she gained extensive leadership experience in multi-unit operations, training, and franchising. Most recently, Ms. Bay was Vice President of Operations, Training, and Franchising at McDonald’s Corporation from 2003 to 2006.

Daniel L. Beem

Mr. Beem, 46, has served as Senior Vice President and President – International since February 2014. Prior to joining Krispy Kreme, Mr. Beem served as President of Cold Stone Creamery and Kahala Corp. International, where he directed all international and franchise development for Kahala's 14 brands and more than 3,000 stores worldwide, including over 1,500 Cold Stone Creamery locations in 25 countries. Prior to joining Cold Stone in 2003, he held executive and management positions with Planet Hollywood, T.G.I. Fridays, Gordon Biersch Brewing Company, and NASCAR.

G. Dwayne Chambers

Mr. Chambers, 49, has served as Senior Vice President and Chief Marketing Officer since September 2010. Prior to joining Krispy Kreme, Mr. Chambers was Senior Vice President of Marketing and Brand Development at Fuddruckers Restaurants, Inc. from 2009 to 2010. Prior to that, Mr. Chambers was Chief Marketing Officer at Noodles & Company from 2006 to 2009, Vice President of Marketing at Red Robin Gourmet Burgers, Inc. from 2003 to 2006, and Vice President of Marketing at Sonic Corporation from 1999 to 2003. Mr. Chambers’ experience also includes 11 years of advertising agency work at Moroch and Associates where he served as Vice President and directed the McDonald’s account for over 2,000 locations.

Name	Information About the Executive Officers
Price Cooper

Mr. Cooper, 43, has served as Executive Vice President since January 2015 and as Chief Financial Officer since April 3, 2015. Mr. Cooper has over 15 years of restaurant industry experience. Prior to joining Krispy Kreme, Mr. Cooper was employed by Texas Roadhouse, Inc. from 2006 to 2015, serving as Chief Financial Officer from August 2011 to January 2015 and as Vice President of Finance from August 2006 until August 2011. For approximately eight years before joining Texas Roadhouse, Mr. Cooper held various financial and accounting positions at Ruby Tuesday, Inc. Before working in the restaurant industry, Mr. Cooper worked in public accounting for over five years, serving a variety of clients in the financial, construction, retail, and other industries.

Darryl R. Marsch

Mr. Marsch, 49, has served as Secretary since February 2012 and as Senior Vice President and General Counsel since September 2008. Mr. Marsch joined Krispy Kreme in May 2007 as Vice President and Associate General Counsel. Prior to that, Mr. Marsch was Senior Counsel for R.J. Reynolds Tobacco Company from November 1998 to May 2007. From September 1991 to October 1998, Mr. Marsch was an associate at the law firm of Jones Day in Washington, D.C. In 2013, Krispy Kreme was recognized as a finalist for Best Legal Department by Corporate Counsel magazine.

Douglas R. Muir

Mr. Muir, 61, served as Executive Vice President and Chief Financial Officer from June 2007 to April 2015. Mr. Muir’s employment with the Company terminated upon his retirement on April [___], 2015. He joined Krispy Kreme as Chief Accounting Officer in June 2005. Mr. Muir had been a consultant to the Company since December 2004. From 1993 to 2004, he held various senior financial management positions with Oakwood Homes Corporation, including Executive Vice President and Chief Financial Officer. Prior to joining Oakwood Homes, Mr. Muir had a 17-year career at Price Waterhouse, including as an audit partner from 1988 to 1993.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to securities authorized for issuance under all of the Company’s equity compensation plans as of February 1, 2015.

Number of Securities
Remaining Available
for Future Issuance
		Weighted Average	Under Equity
	Number of Securities to	Exercise Price of	Compensation Plans
	be Issued Upon Exercise	Outstanding	(Excluding Securities
	of Outstanding Options,	Options, Warrants	Reflected in Column
	Warrants and Rights	and Rights	(a))
Plan Category	(a)	(b)	(c)
Equity compensation plans	4,798,283 (1)	$6.75 (2)	3,516,092 (3)
approved by security holders

Equity compensation plans not	—	—	—
approved by security holders
____________________

(1)	Includes 2,545,228 shares of common stock issuable pursuant to the exercise of outstanding stock options, 544,555 shares of common stock issuable pursuant to restricted stock units granted to employees that have not yet vested, and 1,708,500 shares of common stock issuable pursuant to restricted stock units granted to directors that have vested but with respect to which the director has elected to defer issuance of the shares until the completion of the director’s service on the Board of Directors. These awards were granted under the Company’s 2012 Stock Incentive Plan and its predecessor plan, the Company’s 2000 Stock Incentive Plan.

(2)	Computed solely with respect to outstanding stock options.

(3)	Represents shares of common stock which may be issued pursuant to awards under the 2012 Stock Incentive Plan.

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS AS DISCLOSED IN OUR 2015 PROXY STATEMENT
(Item Number 2 on the Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires us to periodically hold (a) advisory votes to approve the compensation of our Named Executive Officers, as disclosed in our Proxy Statement for such meeting in accordance with the rules of the SEC (the “Say on Pay Vote”), and (b) advisory votes on the frequency of the Say on Pay Vote in the future (the “Frequency Vote”). A Frequency Vote was held at our 2011 annual meeting of shareholders. In light of the shareholder outcome at our 2011 annual meeting of shareholders with respect to the Frequency Vote (and consistent with the Board’s recommendation), we determined to include the Say on Pay Vote in our proxy materials for each annual meeting of shareholders until the next Frequency Vote, which will occur no later than our 2017 annual meeting of shareholders.

Krispy Kreme compensates its executive officers using a pay-for-performance philosophy by rewarding its executive officers for achievements that support the mission and strategic objectives of the Company. The Board of Directors believes the compensation program focuses on measurable, performance-based criteria that drive sustainable growth, integrate actionable strategic and operational goals that are within the control of management, and align the interests of our executive officers with the interests of our shareholders. This approach has allowed Krispy Kreme to attract and retain well-qualified employees over the years.

Shareholders are encouraged to review the section below under “Executive Compensation – Compensation Discussion and Analysis” for more information on Krispy Kreme’s compensation program for its executive officers. Highlights of our executive officer compensation program and policies are as follows:

●	We monitor the executive compensation levels of companies of generally similar revenue size that operate in the food service and manufacturing businesses.
●

To motivate our executive officers and to align their interests with those of our shareholders, we provide annual incentives designed to reward our executive officers for the attainment of short-term goals, and long-term incentives designed to reward them for increases in shareholder value over time.

●

We provide executive officers with long-term incentives in the form of stock options or restricted stock units. The ultimate value of these awards is directly related to the price of the Company’s common stock; therefore, these equity-based awards link compensation with the long-term price performance of our stock and the interests of Krispy Kreme’s shareholders. In addition, equity awards are generally subject to vesting contingent on continued service, which promotes the retention of highly valued executive officers, including the Named Executive Officers.

●

The 2012 Stock Incentive Plan (“2012 Plan”) provides that (a) stock options, stock appreciation rights and restricted stock granted to employees under the 2012 Plan will generally be subject to a minimum vesting period of three years, or one year if the vesting is based on performance criteria other than continued service; (b) underwater stock options and stock appreciation rights may not be repriced or exchanged for cash or other options, stock appreciation rights or other equity awards without shareholder approval; and (c) dividends on performance-based awards may only be paid if and to the extent the award is earned.

●

Our current forms of equity award agreements provide that no vesting of awards will occur upon a change in control unless awards are not assumed or substituted by the surviving company or, if the award is assumed or substituted, a qualifying termination (termination by the participant for good reason or by the Company without cause) occurs within two years following (or six months before, but contingent upon) a change in control.

●

The Company’s securities trading policy prohibits any hedging or any pledging of Krispy Kreme securities by executive officers. The policy prohibits executive officers from trading in options of any kind (including but not limited to puts and calls), warrants or other derivative instruments involving Krispy Kreme securities (other than stock options or awards granted under a Krispy Kreme incentive plan). Additionally, the policy prohibits executive officers from purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars, delayed delivery contracts and exchange traded funds, that is designed to hedge or offset any risk of decrease in the market value of Krispy Kreme securities.

●

We have adopted a stock ownership and equity retention policy that closely aligns executives’ interests with those of shareholders. Under this policy, our Chief Executive Officer is expected to own stock valued at 600% of his annual base salary, executive officers with the title of Senior Vice President and above are expected to own stock valued at 300% of their respective base salaries, and officers with the title of Vice President are expected to own stock valued at 100% of their respective base salaries. Until these ownership levels are achieved, (i) executive officers with the title of Senior Vice President and above are expected to retain 100%, and (ii) officers below the Senior Vice President level are expected to retain 50%, of all shares, net of taxes and transaction costs, acquired related to an award granted under any Krispy Kreme equity compensation plan.

●

We maintain a compensation recovery policy, which calls for Krispy Kreme to require reimbursement of all or a portion of any incentive payment, equity-based award or other compensation or profits received by any executive officer and certain other senior officers following any “detrimental conduct” by such person. In addition, our current equity award agreements provide for forfeiture of awards, shares issued pursuant to awards, and gain from the sale of such shares if a covered participant engages in certain detrimental conduct.

●

The employment agreements with our executive officers only provide certain benefits in the event a qualifying termination (termination by the executive for good reason or by the Company without cause) occurs within two years following a change in control, also known as a “double-trigger” requirement. The employment agreements do not provide for payment of tax gross-ups on any severance payments that would be made in connection with a change in control.

We are requesting shareholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This Say on Pay Vote gives our shareholders the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. At the 2014 annual shareholder meeting, 97.4% of shares voting voted in support of the compensation of our Named Executive Officers as described in our 2014 proxy statement.

This is an advisory vote and is non-binding on the Board of Directors and the Compensation Committee. Although non-binding, Krispy Kreme values the opinions of its shareholders, and the Board of Directors and the Compensation Committee will consider the results of this vote when making future decisions regarding executive compensation.

For the reasons stated above, we recommend a vote in favor of the following advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Krispy Kreme’s Named Executive Officers, as disclosed in the Proxy Statement for our 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, executive officer compensation tables and related narrative discussion, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. The Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in more than 1,000 locations in more than 20 countries around the world.

The Company continued to improve its operating performance during fiscal 2015. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our 2015 Form 10-K, our fiscal 2015 financial results improved relative to our fiscal 2014 results.

Fiscal 2015 was a transition year for our Company. The following changes occurred in our leadership team:

●	Jim Morgan stepped down as Chief Executive Officer in June 2014 and retired as an employee in January 2015, remaining as Non-Executive Chairman of the Board;

●	Tony Thompson joined our Company in June 2014 as Chief Executive Officer;

●	Dan Beem joined the Company in February 2014 as Senior Vice President and President – International; and

●	Brad Wall, Senior Vice President of Supply Chain and Off-Premises Operations, left the Company in August 2014.

In addition, our Compensation Committee initiated a review of our compensation programs to ensure they support our business strategy and compensation objectives. As an initial step, in fiscal 2015 the Compensation Committee changed the timing of long-term incentive grants to better align with the timing of other compensation related adjustments, which more closely coincides with our fiscal year. This enhances the Compensation Committee’s ability to more effectively evaluate total compensation in rewarding for past performance and incentivizing for future performance. As a result of this change, annual long-term incentive grants were moved from January to March.

Our financial performance along with the individual performance of our executive officers served as key factors in determining compensation for fiscal 2015, including:

●

In light of the positioning of Krispy Kreme’s Named Executive Officers’ salaries compared to similarly situated executives in the Company’s peer group, the Compensation Committee determined base salaries of the Named Executive Officers should be nominally increased for fiscal 2015, effective May 1, 2014.

●

Fiscal 2015 cash annual incentives were determined based on Pretax Income and Revenue. These metrics provide a balanced approach to measuring annual performance and tie our Named Executive Officers’ compensation to the Company’s earnings generation and revenue growth. The Company’s Revenue performance exceeded the Target performance level established by our Compensation Committee for fiscal 2015 and Pretax Income exceeded the Threshold performance level, resulting in annual incentives to our Named Executive Officers at 85% of the Annual Cash Incentive Target, as more fully described under “Elements of Executive Compensation – Annual Incentives.”

●

Long-term incentive compensation in the form of stock options and restricted stock units historically made up a substantial portion of the compensation for our Named Executive Officers. Equity-based awards link compensation with the long-term price performance of our stock and generally are subject to vesting contingent on continued service, which promotes the retention of highly valued executive officers. To provide greater flexibility in program design and increased linkage to Company performance, the Compensation Committee changed the timing of annual long-term incentive grants to our Named Executive Officers to March, rather than January as had been the Committee’s recent practice. Due to this timing change, we did not grant equity-based awards during fiscal 2015 to our Named Executive Officers who had been with the Company over a year. The two Named Executive Officers who joined the Company in fiscal 2015 received equity awards in connection with their new hires.

Krispy Kreme’s executive compensation program in fiscal 2015 was based upon the Company’s compensation governance framework and our overall pay-for-performance philosophy, which are demonstrated by:

●

Our compensation recovery policy, which calls for Krispy Kreme to require reimbursement of all or a portion of any incentive payment, equity-based award or other compensation or profits received by any executive officer and certain other senior officers following certain “detrimental conduct” by such person.

●

Our stock ownership and equity retention policy that requires our officers own specified amounts of Krispy Kreme stock. Until the ownership levels are achieved, (i) executive officers with the title of Senior Vice President and above are expected to retain 100%, and (ii) officers below the Senior Vice President level are expected to retain 50% of all shares, net of taxes and transaction costs, acquired related to an award granted after the effectiveness of the policy under any Krispy Kreme equity compensation plan.

●

Our securities trading policy that prohibits our directors, Named Executive Officers, and other executive officers from any hedging or pledging of Krispy Kreme securities. Specifically, this policy prohibits these persons from entering into puts, calls or other derivative positions with respect to Krispy Kreme securities, and from purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars, delayed delivery contracts and exchange traded funds, that is designed to hedge or offset any risk of decrease in the market value of Krispy Kreme securities.

●	Our risk-management program, which includes our Compensation Committee’s oversight of the ongoing evaluation of the relationship between our compensation policies and practices and risk.

The Compensation Committee monitors the results of the annual advisory Say on Pay vote and these results are one of many factors considered in designing and administering the executive compensation programs. At the 2014 annual shareholder meeting, 97.4% of shares voting voted in support of the compensation of our Named Executive Officers as described in our 2014 proxy statement. The Compensation Committee considered the strong shareholder support for fiscal 2014 compensation and determined to apply the same amounts and types of executive compensation in fiscal 2015.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program. In the following discussion, we have provided information about the fiscal 2015 compensation of the Named Executive Officers.

Compensation Philosophy

Our compensation policy reflects our philosophy that compensation should reward employees, including our Named Executive Officers, for achievements that support the financial and strategic objectives of Krispy Kreme. Our objective is to link executive compensation to our long-term economic performance and to align the interests of our executive officers with the interests of our shareholders. This, in turn, will allow us to attract and retain well-qualified employees, including our Named Executive Officers.

Our compensation program for executive officers, including our Named Executive Officers, includes three primary components, as highlighted in the table below. The Company considers pay as a whole, and there is no specific weight given to any particular component. The Compensation Committee reviews competitive market compensation data but does not target the Named Executive Officers’ compensation to be at any specific percentile of the competitive data. In practice, the total direct compensation opportunity for each of our Named Executive Officers is based on many factors including competitive market data, the executive’s experience, and the executive’s contribution to the Company’s long-term success.

Compensation Element	What the Element Rewards	Purpose and Key Features
Base Salary	Individual performance, level of experience, expected future performance and contributions to Krispy Kreme.

Provides competitive level of fixed compensation determined based upon the range of salaries for similar positions at peer companies and considers the facts and circumstances of each executive officer and each individual position.

Annual Cash Incentive	Achievement of specified financial and operational performance targets (Pretax Income and Revenue in fiscal 2015).

Based on the annual performance of Krispy Kreme; provides variable pay opportunity for short-term performance.

Performance levels (threshold, target, maximum) are established to incentivize our executive officers to achieve or exceed annual financial and/or operational goals.

Long-Term Equity Incentive Awards	Achievement of results that positively affect the performance of Krispy Kreme’s stock; the ultimate value of equity awards is directly related to the price of the Company’s common stock.	Provides at-risk variable pay opportunity for long-term performance; focuses executive officers on the creation of long-term shareholder value.

Vesting requirements promote retention of highly valued executive officers, including the Named Executive Officers.

Equity incentive awards are generally subject to vesting contingent on continued service. Shares subject to awards also are subject to stock ownership and equity retention guidelines after vesting or exercise.

Individual equity incentive awards are intended to tie the interests of executive officers, including Named Executive Officers, directly to the interests of our shareholders.

As part of the overall compensation package, we also provide our Named Executive Officers with employee benefits consistent with those offered to all of our full-time salaried employees.

Determining Executive Compensation

Competitive Market Information

Among the factors that the Compensation Committee considers in determining executive compensation are the compensation policies and practices of companies with which we compete for talent. As discussed below, the Compensation Committee’s compensation consultant, Frederic W. Cook & Co. (“Frederic Cook”), assists the Compensation Committee in reviewing and reconstituting its peer group. Frederic Cook periodically analyzes the total compensation opportunities offered by the peer group companies, the compensation vehicles used to deliver compensation, and their policies and practices. Frederic Cook also periodically analyzes competitive pay and practices data contained in surveys published by various other compensation consulting organizations. In fiscal 2014, competitive data was reviewed from the peer group companies as well as the Chain Restaurant Executive Compensation Report from Hay Group and executive compensation surveys from Towers Watson.

Peer Group

In fiscal 2014, the Compensation Committee approved a new peer group (the “Peer Group”) which replaced the previous peer group identified by the Company in 2010. To revise the peer group composition, the Compensation Committee reviewed the companies in its 2010 peer group and other similarly sized companies in the restaurant and packaged foods industries using three criteria: size (revenue and market capitalization), industry, and business characteristics. In addition, with the assistance of Frederic Cook, the Compensation Committee reviewed those companies that have identified Krispy Kreme as its peer, as well as those companies investor analysts have identified as competitors for investment capital. Based on this review and analysis, the Compensation Committee approved the new Peer Group composed of the following 18 companies:

	Revenue ($M)	Market Cap
	(Trailing Four	($M) (At
	Quarters at Time of	Time of
Company	Review)	Review)	Industry
AFC Enterprises, Inc.	$179	$869	Restaurants
B&G Foods, Inc.	$634	$1,612	Packaged Foods & Meats
BJ’s Restaurants, Inc.	$708	$936	Restaurants
Bravo Brio Restaurant Group, Inc.	$409	$311	Restaurants
CEC Entertainment, Inc.	$803	$592	Restaurants
Denny’s Corporation	$488	$546	Restaurants
DineEquity, Inc.	$850	$1,321	Restaurants
Einstein Noah Restaurant Group, Inc.	$427	$254	Restaurants
Farmer Bros. Co.	$497	$240	Packaged Foods & Meats
Fiesta Restaurant Group, Inc.	$510	$628	Restaurants
J&J Snack Foods Corp.	$850	$1,445	Packaged Foods & Meats
Jamba, Inc.	$229	$235	Restaurants
Papa John’s International, Inc.	$1,343	$1,388	Restaurants
Post Holdings, Inc.	$976	$1,402	Packaged Foods & Meats
Red Robin Gourmet Burgers, Inc.	$977	$640	Restaurants
Ruth’s Hospitality Group, Inc.	$399	$339	Restaurants
Sonic Corp.	$538	$724	Restaurants
Tootsie Roll Industries, Inc.	$550	$1,793	Packaged Foods & Meats
Krispy Kreme	$436	$942	Restaurants

Compensation Consultant

The Compensation Committee has engaged Frederic Cook as its independent compensation consultant due to its skill sets, strengths, institutional knowledge, professionals, industry knowledge, and resources.

Frederic Cook provides research, market data, survey information, and design expertise in developing compensation programs for executives and equity programs for eligible employees. In addition, Frederic Cook keeps the Compensation Committee apprised of competitive and regulatory activities related to executive compensation practices. As discussed above, in fiscal 2014 Frederic Cook assisted the Company in updating the Peer Group to be used in determining the compensation for our executive officers.

Frederic Cook does not determine or recommend the amount or form of executive compensation for any of the Named Executive Officers. All of Frederic Cook’s work is performed at the direction of the Compensation Committee. In connection with its engagement of Frederic Cook, the Compensation Committee conducted a conflict of interest assessment by using the factors applicable to compensation consultants under SEC rules. After reviewing these and other factors, the Compensation Committee determined that Frederic Cook was independent and that its engagement did not present any conflicts of interest.

Management’s Role in Setting Executive Compensation

Although the Compensation Committee establishes the Company’s compensation philosophy and makes the final determinations on all compensation paid to our Named Executive Officers, the Chief Executive Officer and the Senior Vice President of Human Resources and Organizational Development make recommendations regarding annual adjustments to the Named Executive Officers’ salaries and incentive award opportunities, as well as the design of the incentive programs. The executive officers, including the Chief Executive Officer, do not participate in the recommendation process with respect to their own compensation levels.

Elements of Executive Compensation

After taking into consideration the results of our Say on Pay vote and Krispy Kreme’s strategic, financial, and operational goals, the Compensation Committee elected to retain the basic compensation structure from fiscal 2014 for fiscal 2015 for the Named Executive Officers. To provide greater flexibility in program design and increased linkage to Company performance, the Compensation Committee determined that equity-based awards to our Named Executive Officers would be made in March, rather than in January as had been the Committee’s recent practice. Due to this timing change, we did not grant equity-based awards during fiscal 2015 to our Named Executive Officers who had been with the Company over a year. However, the two Named Executive Officers who joined Krispy Kreme during fiscal 2015, Mr. Thompson and Mr. Beem, were granted long-term awards in the form of stock options and restricted stock units upon joining the Company.

Base Salary

We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. Base salaries are determined by the Compensation Committee based on the facts and circumstances relevant to each Named Executive Officer, including the breadth, scope, and complexity of the Named Executive Officer’s role, experience, the executive’s expected future contributions to Krispy Kreme, the Named Executive Officer’s current compensation and individual performance, and the range of salaries for similar positions at peer companies.

Krispy Kreme believes that a significant portion of a Named Executive Officer’s compensation should be variable, based on the performance of the Company. Accordingly, base salary is only a portion of the overall total compensation of the Named Executive Officers.

In its review of base salaries for fiscal 2015, the Compensation Committee considered the Company’s operating results and the positioning of Krispy Kreme’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s Peer Group. Based on that review, the Compensation Committee approved base salary increases for the Named Executive Officers. Summarized below are base salaries effective May 1, 2014.

Executive	May 1, 2014 Base Salary
Tony Thompson	$725,000(1)
Douglas Muir	$390,000
James Morgan	$765,000
Daniel Beem	$350,000
Cynthia Bay	$330,000
Dwayne Chambers	$315,000
Bradley Wall	$330,000
____________________

       (1)       Mr. Thompson joined the Company on June 1, 2014.

Annual Incentives

The Compensation Committee provides annual cash incentive opportunities to Krispy Kreme’s Named Executive Officers to drive the achievement of key financial and operating results for the Company. Annual incentives are generally only paid when established performance metrics are met, and thus, the amounts payable correspond with Company performance. Krispy Kreme recognizes that short-term results can have a meaningful bearing on long-term growth in shareholder value.

Annual cash incentives for Named Executive Officers are determined under our annual incentive plan. This plan ties the incentive compensation payable to the Named Executive Officers to the attainment of specific performance objectives, thereby aligning the interests of management with the interests of our shareholders. The Compensation Committee selects performance metrics that are relevant to our business plans, reflect the importance of building sustainable growth, and support our financial and strategic objectives.

The amount of cash incentive awards potentially payable to Named Executive Officers is determined based on (1) a target cash incentive amount that is set as a percentage of an individual officer’s salary and (2) the Company’s actual financial and operating results compared to the performance objectives.

Summarized below are the fiscal 2015 target cash incentive opportunities as a percent of base salary (the “Target Cash Incentive Amount”) for the Named Executive Officers:

Executive	Fiscal 2015 Annual Incentive Target (as % of base salary)
Tony Thompson	100%
Douglas Muir	60%
James Morgan	100%
Daniel Beem	50%
Cynthia Bay	50%
Dwayne Chambers	50%
Bradley Wall	50%

Mr. Beem’s March 24, 2014 employment agreement guaranteed Mr. Beem a minimum cash incentive payment for fiscal 2015 of $175,000, which was equal to 50% of his initial annual base salary. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” below.

Listed below are the performance metrics, weights, and the rationale for the metrics selected by the Compensation Committee for fiscal 2015:

Performance Metric	Weight	Objective of the Metric
Pretax Income	80%	●Measure of the Company’s ability to generate earnings
Revenue	20%	●Incents Company growth

Pretax Income is defined as income before income taxes as shown in our consolidated statement of income, before provisions for incentive payments for corporate employees, including the Named Executive Officers. Revenue is defined as consolidated revenues as reported in the Company’s consolidated financial statements, after eliminating the effects of refranchising Company stores and acquisitions of franchise stores.

The Compensation Committee assigned three levels of performance for Pretax Income and Revenue: Threshold, Target, and Maximum. Upon achievement of the Threshold, Target, or Maximum level, a Named Executive Officer would be eligible to receive an amount equal to 70%, 100% or 200%, respectively, of 80% of such officer’s Target Cash Incentive Amount (with respect to the Pretax Income performance metric) and 20% of such officer’s Target Cash Incentive Amount (with respect to the Revenue performance metric). If the Threshold level of either performance metric was not met, the Named Executive Officer would not be eligible to receive any portion of his or her Target Cash Incentive Amount with respect to that metric. If actual results fall between Threshold and Target or between Target and Maximum, then the amount of incentive earned is prorated.

Fiscal 2015 Performance Metrics

	Threshold	Target	Maximum	Actual Results
Pretax Income(1) (80% of incentive	$52.6 million	$55.2 million	$63.2 million	$54.1 million
potential)
Revenue(1) (20% of incentive potential)	FY14 plus 3%	FY14 plus 5%	FY14 plus 9%	FY14 plus 6.5%
____________________

(1)	As defined above under “Elements of Executive Compensation – Annual Incentives.” Amounts shown for Pretax Income are before provision for cash incentive compensation for corporate employees, including our Named Executive Officers. The amount shown for Pretax Income Actual Results reflects the additional adjustments as described in the paragraph below.

The Compensation Committee has the authority under the annual incentive plan to adjust any payment amount with respect to the Named Executive Officers. These decisions are based on a review of the circumstances affecting results and the Compensation Committee’s judgment. Adjustments are intended to exclude both positive and negative events that are outside of management’s control and were unusual and/or unforeseen. The Compensation Committee believes that these adjustments enable the Company to more properly and fairly compensate management for driving business results. Actual payment of any incentive award is subject to discretion and final approval of the Compensation Committee. For fiscal year 2015 performance, the Compensation Committee determined that a $2.5 million charge to pretax income in fiscal 2015 related to the Company’s settlement of an employment contract with its former chief executive officer should be excluded from the calculation of fiscal 2015 Pretax Income. The Committee also determined that two other items, which in the aggregate increased fiscal 2015 earnings by approximately $800,000, should be excluded from the determination of fiscal 2015 Pretax Income.

With these adjustments, the resulting earned annual incentive awards for fiscal 2015 amounted to 101% of each Named Executive Officer’s Target Cash Incentive Amount. After considering additional factors, including a desire of Company management to fund special incentives to nonexecutive employees, the Compensation Committee exercised negative discretion by reducing earned annual incentives to the Named Executive Officers to 85% of their respective Target Cash Incentive Amounts. Accordingly, the cash incentive awards earned under the annual incentive plan for fiscal 2015 were $432,165, $197,497, $645,496, $132,494, and $138,975, for Messrs. Thompson, Muir, Morgan and Chambers and Ms. Bay, respectively. Mr. Beem’s March 24, 2014 employment agreement guaranteed Mr. Beem a minimum cash incentive payment for fiscal 2015 of $175,000, which is equal to 100% of his Target Cash Incentive Amount. Mr. Wall’s employment with the Company terminated July 28, 2014 and, accordingly, Mr. Wall was not paid a cash incentive award for fiscal 2015.

Executive	Fiscal 2015 Annual Incentive Awards
Tony Thompson	$432,165
Douglas Muir	$197,497
James Morgan	$645,496
Daniel Beem	$175,000 (1)
Cynthia Bay	$138,975
Dwayne Chambers	$132,494
Bradley Wall	-- (2)
____________________

(1)	Mr. Beem’s March 24, 2014 employment agreement guaranteed Mr. Beem a minimum cash incentive payment for fiscal 2015 of $175,000.

(2)	Because Mr. Wall’s employment with the Company terminated July 28, 2014, Mr. Wall was not paid a cash incentive award for fiscal 2015.

For fiscal 2016, the annual incentive metrics continue to include Pretax Income and Revenue and will include two new performance metrics emphasizing growth, Company Same Store Sales and Global Unit Growth. For the Named Executive Officers, these performance metrics are weighted as follows: 40% Pretax Income, 20% Revenue, 20% Company Same Store Sales, and 20% Global Unit Growth.

Long-Term Equity Incentive Awards

We provide long-term equity incentive awards to our executive officers, including the Named Executive Officers, as part of their total direct compensation opportunity to tie these individuals directly to the interests of our shareholders. The Compensation Committee believes that long-term equity incentive compensation is an important element of a competitive compensation program and tool in attracting and retaining members of executive management.

We generally make long-term equity incentive grants under our 2012 Plan. The 2012 Plan allows for equity-based awards to selected participants, including the Named Executive Officers, as determined by the Compensation Committee. Awards that may be granted by the Compensation Committee include stock options, restricted stock, restricted stock units, stock awards, performance unit awards, and stock appreciation rights. Grants are subject to participant award limitations imposed under the 2012 Plan (or a predecessor plan). All of the equity awards granted to the Company’s executive officers in fiscal 2009 through fiscal 2012 were in the form of stock options. In order to provide a degree of balance in the types of awards granted, in fiscal 2013 the Compensation Committee granted equity awards to executive officers in the form of restricted stock units. For fiscal 2014, the Compensation Committee adopted a balanced approach and granted executive officers both stock options and restricted stock units.

We generally award stock options and restricted stock units to our executive officers, including our Named Executive Officers, because such awards are inherently performance-based in that the value of awards ultimately is determined by the price of the Company’s stock. In addition, these awards provide long-term compensation to our Named Executive Officers in the form of equity, which, in tandem with prior stock awards, and our stock ownership and equity retention policy, builds ownership among our executives and focuses our executive officers, including our Named Executive Officers, on the creation of shareholder value. Finally, such awards can be a strong executive retention tool, as they generally are subject to vesting contingent on continued service.

Fiscal Year 2015 Equity Grants

In fiscal 2015, except for equity-based awards made to Mr. Thompson and Mr. Beem in connection with their joining the Company, there were no equity grants to our Named Executive Officers. The Compensation Committee determined that equity-based awards to our Named Executive Officers would be made in March, rather than in January as had been the Committee’s practice. This change in timing facilitates greater flexibility in program design and enhanced linkage to performance.

Mr. Thompson and Mr. Beem were granted long-term awards in the form of stock options and restricted stock units upon joining the Company. The initial equity awards to Mr. Thompson and Mr. Beem were intended to encourage each of them to join Krispy Kreme and to compensate each of them for equity forfeited at his prior employer. The form and value of the awards is comparable to their forfeited equity but with longer vesting requirements. These equity-based awards to Mr. Thompson and Mr. Beem link their compensation with the long-term price performance of our stock and are subject to vesting contingent on continued service, which promotes the retention of these new highly valued executive officers. The Compensation Committee believes that these grants provide our new executive officers with a meaningful equity stake in the Company and increasingly align the interests of the new executive officers with those of the shareholders. These grants are shown below under “— Grants of Plan-Based Awards.”

During fiscal 2015, the Named Executive Officers were granted the following awards:

Executive	Stock Options	Restricted Stock Units
Tony Thompson	78,288	100,000
Douglas Muir	--	--
James Morgan	--	--
Daniel Beem	10,000	5,000
Cynthia Bay	--	--
Dwayne Chambers	--	--
Bradley Wall	--	--

The vesting of equity awards is generally contingent on continued service. However, vesting of awards is accelerated upon a termination of employment due to death, disability or retirement, or, in the event of a change in control, if the awards are not assumed or substituted by the surviving company or a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control. See “—Potential Payments upon Termination and Change in Control” below. Among other things, the 2012 Plan provides that employee restricted stock units generally will be subject to a minimum vesting period of three years or a minimum of one year if vesting is based on criteria other than continued service. In particular, the restricted stock units awarded to Mr. Thompson and Mr. Beem in fiscal 2015 vest in four substantially equal annual installments beginning approximately one year following the date of the grant so long as the executive officer’s employment continues through the applicable vesting date, unless acceleration occurs due to a termination of employment or change in control event as described above.

The restricted stock units and stock options granted to Named Executive Officers are subject to forfeiture in accordance with the terms of the grant agreements if the executive terminates employment before the award vests or the executive engages in certain events of competition and/or solicitation or other detrimental acts (described in the grant agreements to include engaging in competitive business activities, inducing customers or suppliers to cease doing business with the Company, interfering with the relationship between the Company and its employees, violating the Company’s securities trading policy, and similar activities), or if the executive violates confidentiality provisions, or is terminated for cause. In addition, if the executive has vested in any award within the twelve-month period immediately prior to engaging in certain events of competition and/ or solicitation or other detrimental acts, violating confidentiality provisions or being terminated for cause, the executive must, upon request of the Company, return to the Company any common stock received upon vesting of the award or any proceeds realized by the executive in connection with the sale of the vested shares.

Grant Dates of Long-Term Equity Incentive Awards

In most instances, the Compensation Committee establishes the grant date of an award to be the date the Committee makes its determination (i.e., the award action date). The grant date of each award is fixed by the Compensation Committee on the award action date, and may differ from the award action date, as discussed below.

Occasionally, an equity award occurs in close proximity to publication of financial results. It has generally been the Compensation Committee’s practice to establish the grant and pricing date of awards to be a date following such publication. The Company’s Securities Trading Policy provides that officers may not buy or sell common shares until the fourth business day following the release of quarterly or year-end financial information, with the date of the release counting as the first business day. The Compensation Committee typically establishes award grant dates that follow the earnings publication date by the same or a similar period.

The Compensation Committee’s practice is to establish the grant and pricing date of awards issued related to employment agreements as the effective date of such agreements, which in some instances has been a date after the date the Compensation Committee approved the employment agreement and the related award.

Benefits

We provide access to various employee benefit plans to our executive officers, including the Named Executive Officers, as part of their total direct compensation. Benefits for the Named Executive Officers are determined by the same criteria applicable to all salaried Krispy Kreme employees. The Compensation Committee believes that these benefits help Krispy Kreme to be competitive in attracting and retaining key employees.

Our continuing Named Executive Officers are eligible to participate in our tax-qualified 401(k) savings plan (the “401(k) Plan”), to which employees may contribute from 1% to 100% of their compensation (salary and bonus) to the plan on a tax deferred basis, subject to statutory limitations. Among other things, such limitations limit “compensation” for this purpose to approximately $260,000 annually. We also have a nonqualified deferred compensation plan (the “401(k) Mirror Plan”) designed to enable “highly compensated employees” (as defined by federal income tax laws and regulations) whose contributions to the 401(k) Plan are limited by certain statutory limitations to have the same opportunity to defer compensation as is available to other employees of Krispy Kreme under the qualified 401(k) Plan. Employees can contribute from 1% to 15% of their base compensation and from 1% to 100% of their bonus under the 401(k) Mirror Plan, in each case, reduced by amounts contributed to the 401(k) Plan. In addition, employees can contribute to the 401(k) Mirror Plan up to 100% of the excess distributions they receive from the 401(k) Plan. We match 50% of the first 6% of compensation contributed by each employee to the 401(k) Plan.

Our Named Executive Officers also participate in our regular employee benefit programs, including group medical and dental coverage, group life insurance, and group long-term disability insurance. Our Named Executive Officers are eligible to participate in these programs on the same basis as our other salaried employees.

The Company has entered into indemnification agreements with each continuing Named Executive Officer providing, among other things (1) advancement by the Company prior to the final disposition of any indemnifiable claim of any and all expenses relating to any indemnifiable claim paid or incurred by the executive officer or which the executive officer determines are reasonably likely to be paid or incurred by the executive officer, (2) reimbursement of any and all expenses paid or incurred by the executive officer or which the executive officer determines are reasonably likely to be paid or incurred by the executive officer in connection with any claim made by the executive officer for (a) indemnification or reimbursement or advance payment of expenses by the Company, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless in each case of whether the executive officer ultimately is determined to be entitled to such indemnification, reimbursement, advancement or insurance recovery, as the case may be; and (3) liability insurance for the duration of the executive officer’s service as an officer of the Company and thereafter so long as the executive officer is subject to any pending or possible indemnifiable claim. These agreements assure the executive officer of indemnification and advancement of expenses to the fullest extent permitted by North Carolina law and our articles of incorporation and bylaws, and of continued coverage under our directors’ and officers’ liability insurance policies. The Board of Directors believes that such indemnification agreements serve as an important tool to attract and retain key executive officers, including the Named Executive Officers.

Krispy Kreme provided Mr. Morgan with an executive allowance of $2,500 per month through the term of his employment, which ended January 29, 2015. Mr. Morgan’s executive allowance was in lieu of perquisites and other personal benefits typically afforded to Chief Executive Officers and Executive Chairmen at other public companies. The Compensation Committee believed an executive allowance permitted the Company to attract and retain key talent in the Chief Executive Officer and Executive Chairman position while at the same time controlling costs. Current Chief Executive Officer Mr. Thompson does not have an executive allowance.

Severance/Change in Control

We do not maintain any severance or change in control plans. However, under the terms of certain employment agreements, stock option agreements, restricted stock agreements and restricted stock unit agreements, executive officers, including the Named Executive Officers, are eligible to receive severance and other benefits in the case of certain termination events and in the case of a change in control. See “Executive Compensation — Potential Payments upon Termination and Change in Control” below.

Stock Ownership and Equity Retention Policy

We believe that officers should be encouraged to own our common stock to further align their interests with those of our shareholders. The Board of Directors has adopted a stock ownership and equity retention policy to which all officers are expected to adhere. This policy establishes stock ownership levels expected of the Company’s directors and officers in an effort to promote a culture of stock ownership and to further focus on shareholder returns and sustainable growth. The current guidelines for stock ownership by the Company’s officers are as follows:

CEO – stock valued at 600% of base salary

Senior Vice President and above – stock valued at 300% of base salary

Vice President – stock valued at 100% of base salary

Until the ownership levels outlined above are achieved, (i) executive officers with the title of Senior Vice President and above are expected to retain 100%, and (ii) officers below the Senior Vice President level are expected to retain 50%, of the net shares received as a result of the exercise of stock options or the vesting of restricted stock or restricted stock units received under the Company’s 2012 Plan (or a predecessor plan). In June 2014, the Board allowed a sale of Company stock by Mr. Morgan without a retention requirement in connection with Mr. Morgan’s transition from CEO to Executive Chairman.

Securities Trading Policy

The Company’s securities trading policy prohibits any hedging and pledging of Krispy Kreme securities by executive officers. The policy prohibits executive officers from entering into puts, calls or other derivative positions with respect to Krispy Kreme securities, and from purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars, delayed delivery contracts and exchange traded funds, that is designed to hedge or offset any risk of decrease in the market value of Krispy Kreme securities.

Compensation Recovery Policy

The Company’s compensation recovery policy provides that Krispy Kreme may require reimbursement of all or a portion of any incentive payment, equity-based award or other compensation received by any executive officer and certain other senior officers within 36 months following any (a) gross negligence or willful misconduct pertaining to financial reporting requirements that resulted in an accounting restatement, (b) gross negligence or willful misconduct pertaining to Krispy Kreme’s business that resulted in a material negative revision of a financial or operating measure used to measure compensation or (c) fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of Krispy Kreme (collectively, “Detrimental Conduct”) on the part of the executive officer or senior officer. Detrimental Conduct also includes such officer’s willful or grossly negligent oversight of a person who reports directly to such officer and who engages in detrimental conduct as defined above. The policy also provides that Krispy Kreme may require any officer subject to the policy to remit to Krispy Kreme any profits realized from the sale of Krispy Kreme’s securities within 36 months following Detrimental Conduct by such officer.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (which is set forth above) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lynn Crump-Caine, Chair Carl E. Lee, Jr. C. Stephen Lynn Andrew J. Schindler Togo D. West, Jr.

Risk Related to Compensation Plans

The Company’s compensation policies and practices are designed to encourage Krispy Kreme employees, including its executive officers, to remain focused on both the short-term and long-term goals of the Company, while at the same time discouraging employees from taking unnecessary and excessive risks that could ultimately threaten the value of the Company. The following elements of our compensation programs contribute to risk mitigation:

●	Annual incentives include a maximum or cap on earned awards at 200% of target;
●	The Company’s officers are subject to the stock ownership and equity retention policy; and
●	The Company’s officers are subject to a securities trading policy and a compensation recovery policy, which are designed to reduce the risks inherent in incentive compensation.

The Compensation Committee has reviewed the Company’s current compensation policies and practices, and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that compensation paid to a public company’s chief executive officer and its three other highest paid executive officers at the end of the year (other than its chief financial officer) in excess of $1 million is not deductible unless certain requirements have been satisfied, such as the compensation qualifying as “performance-based compensation.” The 2012 Plan is structured to comply with the requirements imposed by Section 162(m) and related regulations. Stock options granted at or above market value qualify as performance-based compensation and are deductible under Section 162(m). However, full value awards, such as restricted stock units, that vest based on time do not qualify as performance-based compensation and are not deductible under Section 162(m).

Although compensation paid under our Annual Incentive Plan is performance-based, it does not qualify for the deductibility exception for performance-based compensation under Section 162(m) because the Annual Incentive Plan has not been approved by our shareholders. However, because of our significant federal net operating losses from prior periods, the Section 162(m) limitation on deductibility has almost no impact on our financial position. In reviewing and considering payouts or earnings under the Annual Incentive Plan, the Compensation Committee considered not only the impact of the lost tax deductions, but also the significant federal net operating losses available to us from prior periods, as well as the benefits realized by us and our shareholders from the successful efforts of our senior management team. After balancing these considerations, the Compensation Committee determined to approve the payouts under the Annual Incentive Plan as described in this Proxy Statement.

Summary Compensation Table

Set forth below is summary compensation information for our Named Executive Officers for fiscal 2015.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Tony Thompson(5)	2015	$508,430	$160,000	$1,900,000	$949,994	$432,165	$—	$83,519	$4,034,108
President and Chief
Executive Officer

Douglas R. Muir	2015	$387,250	$—	$—	$—	$197,497	$—	$7,828	$592,575
Executive Vice	2014	376,175	—	212,488	212,500	343,374	—	7,686	1,152,223
President and Chief	2013	365,025	—	559,104	—	375,054	—	9,019	1,308,202
Financial Officer

James H. Morgan	2015	$759,407	$—	$—	$—	$645,496	$—	$2,451,072	$3,855,975
Former President and	2014	737,222	—	599,990	600,000	1,121,371	—	27,500	3,086,083
Chief Executive Officer	2013	715,750	—	698,880	—	857,990	—	24,000	2,296,620

Daniel L. Beem(5)	2015	$327,564	$225,000	$89,850	$115,219	$—	$—	$196,757	$954,390
Senior Vice President &
President – International

Cynthia A. Bay	2015	$327,000	$—	$—	$—	$138,975	$—	$7,833	$473,808
Senior Vice President —	2014	315,750	—	174,997	174,990	240,090	—	7,677	913,504
U.S. Franchises and	2013	306,750	—	465,920	—	262,650	—	7,523	1,042,843
Company Stores

G. Dwayne Chambers	2015	$311,750	$—	$—	$—	$132,494	$—	$7,833	$452,077
Senior Vice President	2014	297,750	—	174,997	1,292,350	228,010	—	3,027	1,996,134
and Chief Marketing	2013	282,500	—	465,920	—	242,250	—	—	990,670
Officer

M. Bradley Wall(6)	2015	$162,000	$—	$—	$—	$—	$—	$450,295	$612,295
Former Senior Vice	2014	315,750	—	174,997	174,990	240,090	—	7,680	913,507
President of Supply	2013	306,750	—	465,920	—	262,650	—	7,523	1,042,843
Chain and Off-Premises
Operations

____________________

(1)	For Mr. Thompson, this represents a signing bonus related to his joining the Company. For Mr. Beem, this represents a signing bonus of $50,000 related to his joining the Company and $175,000 guaranteed minimum cash incentive payment for fiscal 2015 as set forth in Mr. Beem’s March 24, 2014 employment agreement.

(2)	Amounts represent the aggregate grant date fair value of equity awards, determined in accordance with Accounting Standards Codification 718 (“ASC 718”). For a discussion of the assumptions used in determining such amounts, see Note 14 to our consolidated financial statements in our 2015 Form 10-K.

(3)	Represents cash incentive compensation earned under our annual incentive plan. Mr. Beem’s $175,000 guaranteed minimum cash incentive payment for fiscal 2015, as set forth in Mr. Beem’s March 24, 2014 employment agreement, is included under the Bonus column.

(4)	Includes our contributions to the executive’s account in our 401(k) Plan and 401(k) Mirror Plan, as applicable, and each personal benefit received by the Named Executive Officer during the fiscal year where the total of all personal benefits received by the Named Executive Officer exceeded $10,000 during such year.

Other compensation for Mr. Morgan in fiscal 2015 consists of $30,000 of cash “executive allowance” paid at the rate of $2,500 per month and $2,421,072 in payments to settle his employment contract due to Mr. Morgan’s termination of employment on January 29, 2015 upon his transition from Executive Chairman to non-employee Chairman of the Board of Directors. Other compensation for Messrs. Thompson, Muir, Beem, Chambers, and Wall and Ms. Bay in fiscal 2015 of $1,511, $7,828, $2,374, $7,833, $6,064, and $7,833, respectively, represents the Company’s matching contributions to the 401(k) Plan. Other compensation for Messrs. Thompson and Beem in fiscal 2015 of $82,008 and $194,383, respectively, represents reimbursement of relocation expenses. Other compensation for Mr. Wall in fiscal 2015 consists of $444,231 in severance payments upon Mr. Wall’s termination on July 28, 2014.

Other compensation for Mr. Morgan in fiscal 2013 and fiscal 2014 consists of cash “executive allowance” paid at the rate of $2,000 per month through June 2013 and $2,500 per month beginning in July 2013.

(5)	Mr. Thompson and Mr. Beem each joined the Company during fiscal 2015.

(6)	Mr. Wall’s employment with the Company terminated on July 28, 2014.

Fiscal 2015 Grants of Plan-Based Awards

The following table shows information about plan-based awards granted during fiscal 2015 to the Named Executive Officers.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
					Number of	Number of	or Base	Fair Value of
		Estimated Future Payouts Under			Shares of	Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Units(2)	Options	Awards	Awards(3)
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
Tony Thompson		$507,500	$725,000	$1,450,000
	6/2/2014				100,000 (4)	78,288 (5)	$19.00	$2,849,994

Douglas R. Muir		$163,800	$234,000	$468,000

James H. Morgan		$535,500	$765,000	$1,530,000

Daniel L. Beem		$175,000	$175,000	$350,000
	3/24/2014				5,000 (4)	10,000 (5)	$17.97	$205,069

Cynthia A. Bay		$115,500	$165,000	$330,000

G. Dwayne Chambers		$110,250	$157,500	$315,000

M. Bradley Wall		$115,500	$165,000	$330,000

____________________

(1)	These columns show the potential value of the payout for each Named Executive Officer under the annual incentive plan if the threshold, target, or maximum goals were satisfied with respect to the performance measures set by the Compensation Committee for fiscal 2015 based on the Named Executive Officer’s specified Target Cash Incentive Amount. Each of Messrs. Thompson, Beem, and Wall were not employed by the Company for all of fiscal 2015. Based on actual performance in fiscal 2015, the cash incentive awards earned under the annual incentive plan were $432,165, $197,497, $645,496, $132,494, and $138,975, for Messrs. Thompson, Muir, Morgan, and Chambers and Ms. Bay, respectively. Mr. Beem’s March 24, 2014 employment agreement guaranteed Mr. Beem a minimum cash incentive payment for fiscal 2015 of $175,000, which is equal to his Target Cash Incentive Amount. Mr. Wall’s employment with the Company terminated on July 28, 2014 and, accordingly, Mr. Wall was not paid a cash incentive award for fiscal 2015. The business measurements, performance goals, and salary percentage targets for determining these payouts are described under “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentives — Fiscal 2015 Performance Metrics” above.

(2)	Represents awards of restricted stock units.

(3)	This column shows the aggregate grant date fair value of equity awards granted in fiscal 2015 determined in accordance with ASC 718. For a discussion of the assumptions used in determining such amounts, see Note 14 to our consolidated financial statements in our 2015 Form 10-K.

(4)	The restricted stock units will vest, provided that the executive’s employment continues through the applicable vesting date, in four substantially equal annual installments beginning approximately on the anniversary of the grant date. Vesting of restricted stock units may accelerate upon the occurrence of certain events, such as termination of employment due to death, disability or retirement or, in the event of a change in control, the restricted stock units are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) the change in control; see “Executive Compensation — Potential Payment upon Termination and Change in Control — Restricted Stock Unit Agreements.”

(5)	The stock options will vest, provided that the executive’s employment continues through the applicable vesting date, in four substantially equal annual installments beginning on the anniversary of the grant date. Vesting of stock options may accelerate upon the occurrence of certain events, such as termination of employment due to death, disability or retirement or, in the event of a change in control, the stock options are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) the change in control; see “Executive Compensation — Potential Payment upon Termination and Change in Control — Restricted Stock Unit Agreements.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have employment agreements with each of our Named Executive Officers. The terms of the employment agreements with our executive officers are designed to be consistent with our overall compensation philosophy.

Tony Thompson

Effective June 1, 2014, we entered into an employment agreement with Mr. Thompson to serve as our President and Chief Executive Officer. The agreement will terminate on May 31, 2017, subject to automatic one-year renewals unless either party gives notice of intent not to renew. Under the terms of the employment agreement, Mr. Thompson is to receive a minimum annual salary of $750,000 and a target annual incentive opportunity of 100% of his base salary. The agreement also provided that the Company would grant to Mr. Thompson, on or before the date of the next annual equity awards to other executive officers, an initial annual equity award with a value of $800,000.

Per the agreement, Mr. Thompson received a signing bonus of $160,000, an initial stock option award valued at $950,000, and an initial restricted stock award valued at $1,900,000. The purpose of these new hire awards was to encourage Mr. Thompson to join the Company and compensate him for cash incentives and equity awards forfeited at his prior employer. The equity awards vest ratably over four years.

Douglas R. Muir

We previously entered into an employment agreement with Mr. Muir to serve as our Executive Vice President, Chief Financial Officer, and Treasurer. Mr. Muir retired as Chief Financial Officer and Treasurer on April 3, 2015 and ceased to be an employee of the Company on April [___], 2015. Under the terms of the employment agreement, Mr. Muir received a minimum annual salary of $390,000 and was eligible for a target annual incentive opportunity of 60% of his base salary.

James H. Morgan

Effective June 30, 2013, we entered into an employment agreement with Mr. Morgan pursuant to which he served as our President and Chief Executive Officer through May 30, 2014 and as our Executive Chairman from June 1, 2014 to January 29, 2015, on which date Mr. Morgan retired as an employee of the Company and became the Non-Executive Chairman of the Board. The agreement originally was to terminate on June 30, 2016 unless sooner terminated by its terms. The employment agreement provided that Mr. Morgan would continue to serve as Chairman of the Board of Directors of the Company for as long as the Board desires. Under the terms of the employment agreement, Mr. Morgan received a minimum annual salary of $765,000 and an annual target incentive opportunity of 100% of his base salary. The employment agreement provided that Mr. Morgan would receive an executive allowance of $2,500 per month. While an employee of the Company, Mr. Morgan did not receive additional compensation for his service as a member of the Board of Directors.

Daniel L. Beem

Effective March 24, 2014, we entered into an employment agreement with Mr. Beem to serve as our Senior Vice President & President - International. The agreement will terminate on February 24, 2017, subject to automatic one-year renewals unless either party gives notice of intent not to renew. Under the terms of the employment agreement, Mr. Beem is to receive a minimum annual salary of $358,750 and a target annual incentive opportunity of 50% of his base salary. The agreement also provided for a signing bonus of $50,000, an initial stock option award to purchase 10,000 shares, and an initial restricted stock award for 5,000 shares. The purpose of these new hire awards was to encourage Mr. Beem to join the Company and compensate him for cash incentives and equity awards forfeited at his prior employer. The equity awards vest ratably over four years.

Cynthia A. Bay

We have entered into an employment agreement with Ms. Bay to serve as our Senior Vice President – U.S. Franchises and Company Stores. The employment agreement will automatically be extended for successive one-year periods each September 14 unless either party elects not to extend. Under the terms of the employment agreement, Ms. Bay is to receive a minimum annual salary of $338,250 and a target annual incentive opportunity of 50% of her base salary.

G. Dwayne Chambers

We have entered into an employment agreement with Mr. Chambers to serve as our Senior Vice President and Chief Marketing Officer. The employment agreement will be automatically extended for successive one-year periods each September 20 unless any party elects not to extend. Under the terms of the employment agreement, Mr. Chambers is to receive a minimum annual salary of $322,875 and a target annual incentive opportunity of 50% of his base salary.

M. Bradley Wall

We previously entered into an employment agreement with Mr. Wall pursuant to which he served as our Senior Vice President – Supply Chain and Off-Premises Operations until his employment with the Company terminated on July 28, 2014. Under the terms of the employment agreement, Mr. Wall received a minimum annual salary of $330,000 and was eligible to receive a target annual incentive opportunity of 50% of his base salary.

Common Terms

The employment agreements entitle these Named Executive Officers to participate in all employee benefit and fringe benefit plans and arrangements made available to our executives and key management employees upon the terms and subject to the conditions in the applicable plan or arrangement.

If any Named Executive Officer resigns or terminates his or her employment without “good reason” (as defined below) or his or her employment agreement is terminated by Krispy Kreme for “cause” (as defined below), the officer will be entitled to receive the base salary through the date of termination and reimbursement of reimbursable expenses incurred to that date. Voluntary resignation is not a breach of the employment agreement.

If the employment agreement is terminated by us without cause or by a Named Executive Officer for good reason, such Named Executive Officer generally is entitled to the following:

●	An amount equal to his or her current annual base salary through the termination date;
●

With respect to Mr. Morgan, an amount equal to the lesser of (1) two times his base salary plus two times his average annual cash incentive paid (if any) by the Company for the three most recently completed fiscal years prior to the fiscal year during which his employment is terminated, or (2) the aggregate amount of his unpaid base salary and annual incentive for the remainder of the term of the employment period following his termination of employment;

●

With respect to Mr. Thompson, an amount equal to two times the sum of his base salary and his target annual incentive for the year of termination. Additionally, Mr. Thompson’s initial stock option award and initial restricted stock award will become fully vested;

●

With respect to each other Named Executive Officer, an amount equal to one times his or her base salary for the year of termination, or in the event of termination of employment within two years following a change in control (1) by such Named Executive Officer for good reason or (2) by the Company without cause, an amount equal to two times his or her base salary plus two times his or her target annual incentive for the year of termination;

●

For all Named Executive Officers, an amount, payable within 60 days following the date of termination, equal to an incentive for the year of termination calculated as a pro-rated target annual incentive for the number of months during the incentive year prior to the date of termination; and

●	Medical benefits for up to 18 months after the date of termination.

The employment agreements define “cause” to mean, generally: (1) failure or refusal by the Named Executive Officer to perform his or her lawful and proper duties; (2) conviction of or plea of nolo contendere to any felony; (3) acts constituting fraud, theft, or embezzlement or that otherwise constitute a felony which results or was intended to result in gain or personal enrichment at the expense of Krispy Kreme; (4) other than with respect to Messrs. Morgan and Thompson, insubordination to Krispy Kreme’s most senior executive officer; or (5) willful violation of any material provision of the code of ethics of Krispy Kreme.

The employment agreements define “good reason” to mean, generally, the occurrence of any of the following without the Named Executive Officer’s consent: (1) the failure of Krispy Kreme to pay any material amount of compensation due under such employment agreement; (2) the applicable Named Executive Officer is no longer the most senior officer in his or her respective area of expertise (except that, in the case of Mr. Morgan, it did not constitute an event of “good reason” if Mr. Morgan continued to serve as executive chairman of the board of the Company); (3) a change in duties or responsibilities materially inconsistent with the status as the most senior officer in the Named Executive Officer’s area of expertise; (4) certain relocations; (5) any material breach by Krispy Kreme of the employment agreement; or (6) other than with respect to Messrs. Morgan and Thompson, the giving by Krispy Kreme of a notice of non-extension of the term of the employment agreement at either the end of the initial term or the end of the first, second, or third one-year extensions.

The employment agreements define “change in control” to mean, generally: (1) the acquisition by any person of 50% or more of our outstanding voting stock; (2) the consummation of a merger or consolidation involving Krispy Kreme if the shareholders of Krispy Kreme immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the outstanding voting stock of the surviving company in substantially the same proportion as their ownership of voting stock of Krispy Kreme immediately before such merger or consolidation; (3) a sale or other disposition of all or substantially all of the assets of Krispy Kreme; (4) a change in the majority composition of the Board not approved by a majority of the directors in office before the change; or (5) approval by our shareholders of a complete liquidation or dissolution of Krispy Kreme, provided that each of the employment agreements provide that if and to the extent required under Section 409A of the Code, an event will be treated as a change in control for purposes of the Employment Agreement only if it is also a “change in control event” (as defined in Treas. Reg. Section 1.409A-3(i)(5)) with respect to Krispy Kreme.

If the employment of a Named Executive Officer is terminated by reason of death or permanent disability, he or she will be entitled to the following: (1) his or her base salary and expenses incurred through the date of termination; and (2) medical benefits for up to 18 months after the date of termination. In addition, in the event of a Named Executive Officer’s permanent disability, insurance benefits will continue under Krispy Kreme’s long-term disability plan in accordance with its terms. With respect to Mr. Thompson, his initial stock option award and initial restricted stock award will become fully vested upon death or permanent disability.

For a detailed discussion of severance and other benefits payable to Named Executive Officers in the case of certain termination events and in the case of a change in control, see “— Potential Payments upon Termination and Change in Control” below.

The employment agreements provide that each Named Executive Officer is subject to a non-compete provision during the term of his or her employment and for a period of one year following the date of termination and is subject to a non-solicitation provision during the term of his or her employment and for a period of two years following the date of termination. If the employment of a Named Executive Officer is terminated for good reason or without cause, the Named Executive Officer is entitled to any amounts payable, as described above, only if the Named Executive Officer has not breached and does not breach the non-compete and non-solicitation provisions in the employment agreement.

The employment agreements also require each Named Executive Officer to comply with the Company’s stock ownership and equity retention policy and compensation recovery policy.

For a discussion and analysis of Krispy Kreme’s compensation program, including each element of compensation provided to the Named Executive Officers for fiscal 2015, please refer to the “Executive Compensation — Compensation Discussion and Analysis” section above.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information with respect to the common stock that may be issued upon the exercise of options and other awards under our existing equity compensation plans as of February 1, 2015.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Tony Thompson	—	78,288	(2)	—	$19.00	6/2/24	—		—	—	—
	—	—		—	—	—	100,000	(3)	$1,947,000	—	—

Douglas R. Muir	4,754	14,264	(4)	—	$17.47	1/30/24	—		—	—	—
	—	—		—	—	—	9,123	(5)	$177,625	—	—
	—	—			—	—	21,504	(6)	418,683	—	—
	90,000	30,000	(7)	—	7.03	1/25/22	—		—	—	—
	76,000	—		—	6.39	1/30/21	—		—	—	—
	19,550	—		—	3.08	4/14/18	—		—	—	—
	120,000	—		—	9.71	11/2/16	—		—	—	—

James H. Morgan	53,698	—		—	$17.47	1/30/24	—		—	—	—
	150,000	—		—	7.03	1/25/22	—		—	—	—
	150,000	—		—	6.39	1/30/21	—		—	—	—
	150,000	—		—	2.65	1/25/20	—		—	—	—
	500,000	—		—	2.89	2/27/18	—		—	—	—

Daniel L. Beem	—	10,000	(8)	—	$17.97	3/24/24	—		—	—	—
	—	—		—	—	—	3,750	(5)	$73,013	—	—

Cynthia A. Bay	3,914	11,747	(4)	—	$17.47	1/30/24	—		—	—	—
	—	—		—	—	—	7,513	(5)	$146,278	—	—
	—	—		—	—	—	17,920	(6)	348,902	—	—
	75,000	25,000	(7)	—	7.03	1/25/22	—		—	—	—
	100,000	—		—	6.39	1/30/21	—		—	—	—
	100,000	—		—	2.65	1/25/20	—		—	—	—
	100,000	—		—	1.40	1/29/19	—		—	—	—

G. Dwayne Chambers	28,913	86,748	(4)	—	$17.47	1/30/24	—		—	—	—
	—	—		—	—	—	7,513	(5)	$146,278	—	—
	—	—		—	—	—	17,920	(6)	348,902	—	—
	75,000	25,000	(7)	—	7.03	1/25/22	—		—	—	—
	35,000	—		—	6.39	1/30/21	—		—	—	—

M. Bradley Wall	—	—		—	—	—	—		—	—	—

____________________

(1)	Based on the closing price of our common stock on January 30, 2015 (the last business day of fiscal 2015).

(2)	These stock options vest, provided that the executive’s employment continues through the applicable vesting dates, in equal installments on June 2, 2015, June 2, 2016, June 2, 2017, and June 2, 2018. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(3)	These restricted stock units vest, provided that the executive’s employment continues through the applicable vesting dates, in equal installments on June 2, 2015, June 2, 2016, June 2, 2017, and June 2, 2018. Vesting of restricted stock units may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Restricted Stock Unit Agreements.”

(4)	These stock options vest, provided that the executive’s employment continues through the applicable vesting dates, in substantially equal installments on January 30, 2016, January 30, 2017, and January 30, 2018. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(5)	These restricted stock units vest, provided that the executive’s employment continues through the applicable vesting dates, in substantially equal installments on January 27, 2016, January 27, 2017, and January 27, 2018. Vesting of restricted stock units may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Restricted Stock Unit Agreements.”

(6)	These restricted stock units vest, provided that the executive’s employment continues through the applicable vesting dates, in equal installments on January 27, 2016 and January 27, 2017. Vesting of restricted stock units may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Restricted Stock Unit Agreements.”

(7)	These stock options vest, provided that the executive’s employment continues through the vesting date, on January 25, 2016. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(8)	These stock options vest, provided that the executive’s employment continues through the applicable vesting dates, in equal installments on March 24, 2015, March 24, 2016, March 24, 2017, and March 24, 2018. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

Fiscal 2015 Option Exercises and Stock Vested

The following table provides information with respect to the number and value of shares acquired by our Named Executive Officers during fiscal 2015 from the exercise of vested stock options and the vesting of restricted stock. The value realized on the exercise of options is equal to the market price of one share of the Company’s common stock at the time of exercise minus the exercise price of the options, multiplied by the number of shares acquired on exercise of the options. The value realized on the vesting of stock awards is equal to the closing market price of one share of the Company’s common stock on the date of vesting, multiplied by the number of shares acquired upon vesting.

	Option Awards			Stock Awards
	Number of Shares			Number of Shares
	Acquired on	Value Realized on		Acquired on	Value Realized on
	Exercise	Exercise		Vesting	Vesting
Name	(#)	($)		(#)	($)
Tony Thompson	—	—		—	—
Douglas R. Muir	124,933	$1,825,001	(1)	13,792	$280,254	(2)
James H. Morgan	150,000	$2,198,851	(3)	74,664	$1,504,013	(4)
Daniel L. Beem	—	—		1,250	$25,400	(2)
Cynthia A. Bay	—	—		11,464	$232,948	(2)
G. Dwayne Chambers	—	—		17,714	$344,323	(5)
M. Bradley Wall	558,706	$7,221,500	(6)	—	—
____________________

(1)	Mr. Muir exercised 40,483 of these options at an exercise price of $3.41 on September 18, 2014; 20,450 of these options at an exercise price of $2.65 on September 19, 2014; 9,550 of these options at an exercise price of $2.65 on December 23, 2014; 10,450 of these options at an exercise price of $3.08 on December 23, 2014; and 44,000 of these options at an exercise price of $6.39 on December 29, 2014.

(2)	Reflects the value of the restricted stock units which vested on January 27, 2015.

(3)	Mr. Morgan exercised 43,886 of these options at an exercise price of $1.40 on June 16, 2014 and 106,114 of these options at an exercise price of $1.40 on June 17, 2014.

(4)	Reflects the value of 22,026 restricted stock units which vested on January 27, 2015 and 52,638 restricted stock units which vested upon Mr. Morgan’s retirement on January 29, 2015.

(5)	Reflects the value of 6,250 restricted stock units which vested on September 11, 2014 and 11,464 restricted stock units which vested on January 27, 2015.

(6)	Mr. Wall exercised 25,000 options at an exercise price of $1.40 on May 27, 2014. Following Mr. Wall’s termination of employment, on September 12, 2014 Mr. Wall exercised 80,000 options at an exercise price of $12.52; 53,706 options at an exercise price of $3.41; 100,000 options at an exercise price of $3.08; 75,000 options at an exercise price of $1.40; 100,000 options at an exercise price of $2.65; 50,000 options at an exercise price of $7.03; and 75,000 options at an exercise price of $6.39.

Potential Payments upon Termination and Change in Control

Pursuant to the terms of certain employment agreements, stock option agreements, restricted stock agreements, and restricted stock unit agreements, our executive officers, including our Named Executive Officers, are eligible to receive severance and other benefits in the case of certain termination events and in the case of a change in control. For a detailed description of the employment agreements for our Named Executive Officers, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

The discussion and tables below (as well as the discussion of the employment agreements above) reflect the estimated amount of additional compensation and benefits that would be paid or accrued to each of the Named Executive Officers in the event of all applicable hypothetical scenarios, including:

●	a “change in control”, with or without a corresponding termination of employment;
●	termination by us without “cause”;
●	termination by the executive for “good reason”;
●	voluntary termination;
●	“retirement”;
●	“disability”; and
●	death.

The terms “cause,” “change in control,” “disability,” “good reason,” and “retirement” are defined in each respective stock plan or form of award agreement, and these definitions vary slightly depending on the date of the award and the award type. Amounts are not included for compensation and benefits to which an executive would be entitled if the specified event had not occurred.

Restricted Stock Unit Agreements

Each of the restricted stock unit agreements governing restricted stock unit grants made to the Named Executive Officers in fiscal 2013, fiscal 2014, and fiscal 2015 provide that all of such unvested restricted stock units shall be automatically forfeited upon termination of the applicable executive’s employment, provided that all unvested restricted stock units shall vest upon (1) termination of employment due to death, disability or retirement, (2) a change in control if the successor company does not assume or substitute for the award on substantially equivalent terms, or (3) if the award is substituted, assumed, or continued during a change in control, termination of employment by the Company not for cause or by the executive for good reason within two years after the effective date of (or six months before, but contingent upon) a change in control of Krispy Kreme. Additionally, Mr. Thompson’s initial restricted stock award, which was granted during fiscal 2015 as an inducement to join the Company, will become fully vested upon termination of employment by the Company not for cause or by Mr. Thompson for good reason.

Stock Option Agreements

Each of the stock option agreements governing stock option grants made to the Named Executive Officers in fiscal 2014 and fiscal 2015 provide that such stock options shall vest and become exercisable upon (1) termination of employment due to retirement, death, or disability or (2) a change in control if the successor company does not assume or substitute for the award on substantially equivalent terms, or (3) if the award is substituted, assumed, or continued during a change in control, termination of employment by the Company not for cause or by the executive for good reason within two years after the effective date of (or six months before, but contingent upon) a change in control of Krispy Kreme. Additionally, Mr. Thompson’s initial stock option award granted during fiscal 2015 will become fully vested upon termination of employment by the Company not for cause or by Mr. Thompson for good reason.

In the event any of the above accelerated vesting events are triggered, the options will remain exercisable until (1) in the case of termination on account of disability, 360 days after termination, (2) in the case of termination on account of death, 360 days after termination, (3) in the case of retirement, the ten-year anniversary of the grant date, and (4) in the case of termination of employment by the Company not for cause or by the executive for good reason within two years after the effective date of (or six months before, but contingent upon) a change in control, the earlier of the date specified in a notice by the Board of Directors or Compensation Committee, if any, and one year after termination. In the case of termination for any reason other than retirement, death, disability, or cause, vested options remain exercisable for three months following the date of termination.

Fiscal 2011 – Fiscal 2012 Stock Option Grants

In 2011, the Compensation Committee adopted a form of incentive stock option agreement and approved amendments to the form of nonqualified stock option agreement, respectively, to provide that upon a Named Executive Officer’s termination of employment with the Company not for cause or by the Named Executive Officer for good reason within two years after a change in control, his or her options will become vested and exercisable in full (a “double-trigger” requirement). The previous form of nonqualified stock option agreement provided that a Named Executive Officer’s stock options became vested and exercisable in full in the event of only a change in control (a “single-trigger” requirement). Stock options granted in fiscal 2011 and fiscal 2012 shall vest and become exercisable upon (1) termination of employment due to retirement, death, or disability or (2) upon a Named Executive Officer’s termination of employment with the Company not for cause or by the Named Executive Officer for good reason within two years after a change in control of Krispy Kreme. In the event of a change in control, the Board of Directors, in its sole discretion, may give prior written notice of such event to the executive and set a termination date for the exercise of such options. In the event of termination for cause, all options of the executive are terminated.

In the event any of the above accelerated vesting events are triggered, the options will remain exercisable until (1) in the case of termination on account of disability, 180 days after termination, (2) in the case of termination on account of death, 360 days after termination, (3) in the case of retirement, the ten-year anniversary of the grant date, and (4) in the case of a Named Executive Officer’s termination of employment with the Company not for cause or by the Named Executive Officer for good reason within two years after a change in control, the earlier of the date specified in a notice by the Board of Directors, if any, and the then-current expiration date.

In the case of termination for any reason other than retirement, death, disability, or cause, vested options remain exercisable for 90 days following the date of termination (without any acceleration of vesting).

Fiscal 2007 – Fiscal 2010 Stock Option Grants

Each of the stock option agreements governing stock option grants made to the Named Executive Officers in fiscal 2007, fiscal 2008, fiscal 2009, and fiscal 2010 provide that all of such options shall vest and become exercisable upon (1) termination of employment due to retirement, death, or disability or (2) a change in control of Krispy Kreme. In the event of a change in control, the Board of Directors, in its sole discretion, may give prior written notice of such event to the executive and set a termination date for the exercise of such options. In the event of termination for cause, all options of the executive are terminated.

In the event any of the above accelerated vesting events are triggered, the options would remain exercisable until (1) in the case of termination on account of disability, 180 days after termination, (2) in the case of termination on account of death, 360 days after termination, (3) in the case of retirement, the ten-year anniversary of the grant date, and (4) in the case of a change in control, the earlier of the date specified in a notice by the Board of Directors, if any, and the then-current expiration date.

In the case of termination for any reason other than retirement, death, disability, or cause, vested options remain exercisable for 90 days (or 60 days with respect to the stock option agreements governing stock option grants made in fiscal 2007) following the date of termination (without any acceleration of vesting).

Termination Scenario Summary Tables

With the exception of Mr. Morgan, whose employment with the Company terminated on January 29, 2015, and Mr. Wall, whose employment with the Company terminated on July 28, 2014, the amounts shown in the tables below assume that the noted triggering event occurred on February 1, 2015, the last day of fiscal 2015. Therefore, such amounts reflect the additional payments or benefits each Named Executive Officer (other than Mr. Morgan and Mr. Wall) would be entitled to receive pursuant to his employment agreement, as such existed on February 1, 2015. As of February 1, 2015, Mr. Muir was the only continuing Named Executive Officer who was retirement eligible. Subsequently, Mr. Muir’s employment with the Company terminated upon his retirement on April [___], 2015. Other relevant assumptions and explanations are provided in the footnotes following the tables. The amounts shown reflect only the additional payments or benefits that a Named Executive Officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event. The tables below do not take into account any value received by us as a result of the Named Executive Officers’ covenants not to compete.

Tony Thompson

	Termination	Termination
	without cause	without cause or
	or	termination by
	termination	executive for	Change in
	by executive	good reason	control
	for good	following a	regardless of	Death or
	reason	change in control	termination	disability
Compensation:
Severance pay(1)	$3,625,000	$3,625,000	$—	$—
Vesting of unvested restricted stock(2)	1,947,000	1,947,000	1,947,000	1,947,000
Vesting of unvested stock options(3)	36,795	36,795	36,795	36,795
Benefits:
Health and dental insurance(4)	18,916	18,916	—	18,916
Total	$5,627,711	$5,627,711	$1,983,795	$2,002,711
____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents two times Mr. Thompson’s base salary plus two times the target annual bonus equal to 100% of base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the date of termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the date of termination, plus a pro-rated annual bonus equal to 100% of base salary, to be paid 75 days after the fiscal year end. In the case of termination without cause or termination by executive for good reason within two years following a change in control, represents two times Mr. Thompson’s base salary, plus two times the target annual bonus equal to 100% of base salary, plus a pro-rated annual bonus equal to 100% of base salary, to be paid 60 days following the date of termination.

(2)	Represents the intrinsic value as of February 1, 2015 of unvested restricted stock awards. The grant agreement provides no vesting will occur upon a change in control unless the awards are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control.

(3)	Represents the intrinsic value as of February 1, 2015 of unvested stock options. The grant agreement provides no vesting will occur upon a change in control unless the options are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control.

(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Thompson’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

Douglas R. Muir

	Termination	Termination without cause or termination by executive for good
	without cause or	reason	Change in
	termination by	following a	control
	executive for	change in	regardless of		Death or
	good reason	control	termination	Retirement(1)	disability
Compensation:
Severance pay(2)	$606,400	$1,440,200	$—	$—	$—
Vesting of unvested
restricted stock(3)	596,308	596,308	596,308	596,308	596,308
Vesting of unvested
stock options(4)	401,728	401,728	401,728	401,728	401,728
Benefits:
Health and dental
insurance(5)	18,452	18,452	—	—	18,452
Total	$1,622,888	$2,456,688	$998,036	$998,036	$1,016,488
____________________

(1)	As of February 1, 2015, Mr. Muir was “retirement eligible” under the terms of his stock option and restricted stock agreements, having achieved the required age and years of service to the Company, and thus, upon termination of employment by reason of “retirement,” the unvested restricted stock and stock options awarded pursuant to award agreements containing retirement eligibility provisions will immediately vest.

(2)	In the case of termination without cause or termination by executive for good reason, represents Mr. Muir’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the date of termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the date of termination, plus a pro-rated annual bonus equal to 60% of base salary, to be paid 60 days following the date of termination. In the case of termination without cause or termination by executive for good reason within two years following a change in control, represents two times Mr. Muir’s base salary, plus two times the target annual bonus equal to 60% of base salary, plus a pro-rated annual bonus equal to 60% of base salary, to be paid 60 days following the date of termination.

(3)	Represents the intrinsic value as of February 1, 2015 of unvested restricted stock awards. Because Mr. Muir was “retirement eligible” under the terms of his restricted stock agreements, having achieved the required age and years of service to the Company, any termination of employment will result in the vesting of any unvested restricted stock awards. The grant agreements provide no vesting will occur upon a change in control unless the awards are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control.

(4)	Represents the intrinsic value as of February 1, 2015 of unvested stock options. Because Mr. Muir was “retirement eligible” under the terms of his stock option agreements, having achieved the required age and years of service to the Company, any termination of employment will result in the vesting of any unvested stock options. The 2011 and 2012 grant agreements provide no vesting will occur upon a change in control unless a qualifying termination occurs within two years following a change in control. The 2014 grant agreement provides no vesting will occur upon a change in control unless the options are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control.

(5)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Muir’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

Mr. Muir’s employment with the Company terminated upon his retirement on April [___], 2015.

For Mr. Morgan, the table below sets forth the payments and benefits that became payable upon the end of his employment with us on January 29, 2015, the date that Mr. Morgan transitioned from Executive Chairman of the Board to Non-Executive Chairman of the Board.

James H. Morgan

Termination of employment on January
29, 2015
Compensation:
Severance pay(1)	$3,066,568
Vesting of unvested restricted stock(2)	1,056,445
Vesting of unvested stock options(3)	1,141,615
Total	$5,264,628
____________________

(1)	As a result of his termination of employment on January 29, 2015, Mr. Morgan became entitled to receive the aggregate amount of Mr. Morgan’s unpaid base salary and bonus (based on the average annual cash incentive for the three most recently completed fiscal years) for the remainder of Mr. Morgan’s current employment period (ending June 30, 2016). Accordingly, the amount in the table includes $2,421,072, which represents the seventeen remaining months of payments of both Mr. Morgan’s annual base salary, $765,000, and Mr. Morgan’s average annual cash incentive for the three most recently completed fiscal years, $943,987. This amount is to be paid in 12 equal installments, the first two of which were paid two months following the date of termination and the next ten of which are being paid in ten equal monthly installments commencing three months following the date of termination. Additionally, the amount in the table includes $645,496, which is Mr. Morgan’s actual annual bonus amount for fiscal 2015, which is to be paid 60 days following the date of termination.
(2)	Represents the intrinsic value as of January 29, 2015 of unvested restricted stock awards. Because Mr. Morgan was “retirement eligible” under the terms of his restricted stock agreements, having achieved the required age and years of service to the Company, his termination of employment resulted in the vesting of any unvested restricted stock awards.
(3)	Represents the intrinsic value as of January 29, 2015 of unvested stock options. Because Mr. Morgan was “retirement eligible” under the terms of his stock option agreements, having achieved the required age and years of service to the Company, his termination of employment resulted in the vesting of any unvested stock options.

Daniel L. Beem

	Termination	Termination
	without cause	without cause or
	or	termination by
	termination	executive for	Change in
	by executive	good reason	control
	for good	following a	regardless of	Death or
	reason	change in control	termination	disability
Compensation:
Severance pay(1)	$525,000	$1,225,000	$—	$—
Vesting of unvested restricted stock(2)	—	73,013	73,013	73,013
Vesting of unvested stock options(3)	—	15,000	15,000	15,000
Benefits:
Health and dental insurance(4)	18,916	18,916	—	18,916
Total	$543,916	$1,331,929	$88,013	$106,929

____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Beem’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the date of termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the date of termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. In the case of termination without cause or termination by executive for good reason within two years following a change in control, represents two times Beem’s base salary, plus two times the target annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination.
(2)	Represents the intrinsic value as of February 1, 2015 of unvested restricted stock awards. The 2015 grant agreement provides no vesting will occur upon a change in control unless the awards are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control.
(3)	Represents the intrinsic value as of February 1, 2015 of unvested stock options. The 2015 grant agreement provides no vesting will occur upon a change in control unless the options are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control.
(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Beem’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

Cynthia A. Bay

		Termination
		without cause
		or termination
	Termination	by executive for
	without cause	good reason	Change in
	or termination	following a	control
	by executive for	change in	regardless of	Death or
	good reason	control	termination	disability
Compensation:
Severance pay(1)	$495,000	$1,155,000	$—	$—
Vesting of unvested restricted stock(2)	—	495,181	495,181	495,181
Vesting of unvested stock options(3)	—	334,494	334,494	334,494
Benefits:
Health and dental insurance(4)	11,493	11,493	—	11,493
Total	$506,493	$1,996,168	$829,675	$841,168

____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Ms. Bay’s base salary, to be paid in 12 equal monthly installments, commencing on the first month anniversary of the date of termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. In the case of termination without cause or termination by executive for good reason within two years following a change in control, represents two times Ms. Bay’s base salary, plus two times the target annual bonus equal to 50% of base salary, plus a pro - rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination.
(2)	Represents the intrinsic value as of February 1, 2015 of unvested restricted stock awards. The grant agreements provide no vesting will occur upon a change in control unless the awards are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control.
(3)	Represents the intrinsic value as of February 1, 2015 of unvested stock options. The 2011 and 2012 grant agreements provide no vesting will occur upon a change in control unless a qualifying termination occurs within two years following a change in control. The 2014 grant agreement provides no vesting will occur upon a change in control unless the options are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control.
(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Ms. Bay’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

G. Dwayne Chambers

	Termination	Termination
	without cause	without cause or
	or	termination by
	termination	executive for	Change in
	by executive	good reason	control
	for good	following a	regardless of	Death or
	reason	change in control	termination	disability
Compensation:
Severance pay(1)	$472,500	$1,102,500	$—	$—
Vesting of unvested restricted stock(2)	—	495,181	495,181	495,181
Vesting of unvested stock options(3)	—	484,496	484,496	484,496
Benefits:
Health and dental insurance(4)	19,204	19,204	—	19,204
Total	$491,704	$2,101,381	$979,677	$998,881

____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Chambers’ base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the date of termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the date of termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. In the case of termination without cause or termination by executive for good reason within two years following a change in control, represents two times Mr. Chambers’ base salary, plus two times the target annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination.
(2)	Represents the intrinsic value as of February 1, 2015 of unvested restricted stock awards. The 2013 and 2014 grant agreements provide no vesting will occur upon a change in control unless the awards are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control.

(3)	Represents the intrinsic value as of February 1, 2015 of unvested stock options. The 2011 and 2012 grant agreements provide no vesting will occur upon a change in control unless a qualifying termination occurs within two years following a change in control. The 2014 grant agreement provides no vesting will occur upon a change in control unless the options are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control.
(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Chambers’ current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

For Mr. Wall, the table below sets forth the payments and benefits that became payable upon the end of his employment with us on July 28, 2014.

M. Bradley Wall

Termination without cause on July 28, 2014
Compensation:
Severance pay(1)	$444,231
Benefits:
Health and dental insurance(2)	18,259
Total	$462,490
____________________

(1)	As a result of his termination without cause on July 28, 2014, Mr. Wall became entitled to receive a severance payment equal to his annual base salary, $330,000, a pro-rated annual bonus equal to 50% of base salary (for six months), $82,500, and vacation pay of $31,731. This amount is to be paid in 12 equal installments, the first two of which were paid two months following the date of termination and the next ten of which are being paid in ten equal monthly installments commencing three months following the date of termination.
(2)	Represents 18 months of continued health insurance coverage following Mr. Wall’s termination on July 28, 2014, computed as the excess of our current COBRA premium for such coverage over Mr. Wall’s contribution to the health plan providing benefits to our employees. These benefits will be payable over such 18 months.

APPROVAL OF REPEAL OF ARTICLE X OF THE RESTATED ARTICLES
OF INCORPORATION, AS AMENDED
(Item Number 3 on the Proxy Card)

Overview

The Board is asking shareholders to approve an amendment to the Company’s Restated Articles of Incorporation, as amended, to delete Article X in its entirety. The terms of Article X, which was adopted in 2013, invalidated transactions in which a person acquired more than 4.99% of the Company’s common shares, unless a Board waiver was obtained. Effective February 2, 2015, the Board terminated the transfer restrictions contained in Article X after deciding that such termination was in the best interest of the Company’s shareholders. The Board believes that deletion of Article X will provide clarity and will prevent confusion that could arise as a result of the Company’s Articles of Incorporation containing language about share transfer restrictions that have been terminated by the Board.

Background – The Tax Asset Protection Plan

As of February 3, 2013, the Company had approximately $206 million of federal net operating losses, as well as state operating losses and federal and state tax credits, which can be carried forward to future years, thereby reducing the amount of taxes payable by the Company in subsequent years. These carryforwards had a carrying value of approximately $81 million as of February 3, 2013. Section 382 of the Internal Revenue Code limits the Company’s ability to make use of these carryforwards in the event of a significant change in ownership of the Company’s common shares by shareholders owning 5% or more of the Company’s shares.

Therefore, on January 14, 2013, the Company’s Board of Directors adopted a tax asset protection plan (the “Plan”) to mitigate the risk of losing these valuable carryforwards. The Plan’s purpose was to deter persons from acquiring more than 4.99% of the Company’s common shares, reducing the likelihood of an ownership change and any resulting limitation on the Company’s ability to utilize its carryforwards under Section 382. Under the Plan, subject to certain exceptions, the acquisition by any person or group of 4.99% or more of the Company’s outstanding shares of common stock made that person or group an “acquiring person” and could result in significant dilution in the ownership and economic interest of such acquiring person. This potential dilution acted as a deterrent against stock acquisitions that could result in an ownership change that might give rise to a limitation on the Company’s ability to utilize the carryforwards.

Pursuant to the terms of the Plan, the Company’s independent directors reviewed the Plan each year to determine if the Plan continued to be in the best interest of shareholders. Accordingly, the Company’s independent directors reviewed the Plan at the end of fiscal 2015. As a result of Krispy Kreme’s performance since 2013 and the operation of the Section 382 provisions, effective February 2, 2015, the Company’s Board of Directors amended the Plan to accelerate the expiration date to February 2, 2015, thereby terminating the Plan. The Plan originally had been scheduled to expire on January 14, 2019. The Board of Directors determined that the Plan was no longer necessary to protect the carryforwards and that the Company could expect to continue using the carryforwards in the future without the Plan. Additionally, the Board of Directors considered the potential adverse effects of the Plan on the liquidity and value of the Company’s common stock. Accordingly, the Board of Directors determined that termination of the Plan was in the best interest of shareholders.

Background – Article X Amendment Restricting Certain Stock Transfers

Although the Plan served as a deterrent to discourage persons from acquiring more than 4.99% of the Company’s common shares, impairment of the Company’s carryforwards remained possible because the Plan did not serve as an absolute prohibition against transactions that might lead to an ownership change under Section 382. Accordingly, in 2013 the Board of Directors determined that it was in the best interests of the Company to also amend the Company’s Articles of Incorporation to preserve the benefits of our carryforwards by including transfer restrictions under a new Article X that would invalidate transactions whereby a person acquires more than 4.99% of the Company’s common shares.

On March 25, 2013, the Board of Directors declared advisable and approved that Article X amendment to the Company’s Articles of Incorporation, subject to the approval of the Company’s shareholders. The Company’s 2013 proxy statement explained the Company’s carryforwards, Section 382 of the Code, and the Plan. The Board asked shareholders to approve the Article X amendment to the Company’s Articles of Incorporation to complement and enhance the terms of Plan. At the 2013 annual meeting held on June 18, 2013, our shareholders approved the Article X amendment to the Company’s Articles of Incorporation to invalidate transactions whereby a person acquires more than 4.99% of the Company’s common shares.

Similar to the Plan, the transfer restrictions in Article X generally restricted any direct or indirect transfer of any of the Company’s capital stock if the effect would be to increase the direct or indirect ownership of any of our capital stock by any person to 4.99% or more or increase the percentage of our capital stock owned directly or indirectly by any person that was a 4.99% or more shareholder as of the effective time of the amendment.

Board’s Termination of Stock Transfer Restrictions on February 2, 2015

Although Article X had a final expiration date of January 14, 2019, Article X granted the Board of Directors discretion to terminate the transfer restrictions before the final expiration date. Effective February 2, 2015, the Board of Directors determined that it was in the best interests of the Company and its shareholders to terminate the transfer restrictions of Article X. Given the strong performance of the Company since the adoption of Article X in 2013, the Board of Directors determined that the Article X transfer restrictions were no longer necessary to protect the Company’s carryforwards and that the Company could expect to continue using the carryforwards in the future without the transfer restrictions of Article X. Additionally, the Board of Directors considered the potential adverse effects of the Article X transfer restrictions on the liquidity and value of the Company’s common stock. Accordingly, the Board of Directors determined that termination of the Article X transfer restrictions was in the best interest of shareholders. Pursuant to the terms of Article X, the Company publicly announced the termination of the Article X transfer restrictions on February 5, 2015.

As a result of the termination of the Article X transfer restrictions by the Board of Directors effective February 2, 2015, the Board believes that the Company’s Restated Articles of Incorporation, as amended, no longer should include Article X. Specifically, the Board believes that deletion of Article X will provide clarity and will prevent confusion that could arise as a result of the Company’s Articles of Incorporation containing language about share transfer restrictions that have been terminated by the Board. Accordingly, the Board of Directors is asking shareholders to approve an amendment to the Company’s Restated Articles of Incorporation, as amended, to delete Article X in its entirety. The full text of the proposed amendment to the Company’s Restated Articles of Incorporation, as amended, to delete Article X in its entirety can be found in the accompanying Appendix B.

Recommendation

The Board of Directors recommends a vote “FOR” approval of the Articles of Amendment.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Item Number 4 on the Proxy Card)

The Audit Committee appointed PricewaterhouseCoopers LLP as Krispy Kreme’s independent registered public accounting firm to audit Krispy Kreme’s financial statements for its fiscal year ending January 31, 2016. PricewaterhouseCoopers LLP has served as independent registered public accounting firm to Krispy Kreme since 1992. Prior to the appointment of PricewaterhouseCoopers LLP as Krispy Kreme’s independent registered public accounting firm for fiscal 2016, the Audit Committee had a series of discussions with PricewaterhouseCoopers LLP regarding the accounting firm’s preliminary audit plan, scope, staffing, the firm’s internal quality-control procedures and the accounting firm’s independence. Based on these discussions and related reports, the Audit Committee considered the accounting firm’s qualifications, performance, and independence, as well as the Public Company Accounting Oversight Board’s inspection report of PricewaterhouseCoopers LLP, and decided to appoint PricewaterhouseCoopers LLP as Krispy Kreme’s independent registered public accounting firm to audit Krispy Kreme’s financial statements for its fiscal year ending January 31, 2016. While ratification by the shareholders of this appointment is not required by law, our articles of incorporation or bylaws, our Board believes that such ratification is desirable. If shareholders do not ratify the decision of the Audit Committee to reappoint PricewaterhouseCoopers LLP as Krispy Kreme’s independent registered public accounting firm for fiscal 2016 the Audit Committee will take the action of the shareholders into account in selecting an independent registered public accounting firm for fiscal 2017.

The Board of Directors recommends a vote “FOR” ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm to Krispy Kreme for fiscal 2016.

INFORMATION RELATED TO OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal 2014 and fiscal 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting for purposes of answering appropriate questions, and such representatives will have an opportunity to make a statement at the Annual Meeting if they so desire.

Fees

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP to the Company in each of the last two fiscal years for audit and non-audit services. The nature of the services provided in each such category is described following the table.

	2015	2014
Audit Fees	$1,475,500	$1,132,500
Audit-Related Fees	200,000	3,500
Tax Fees	—	5,553
All Other Fees	4,500	4,500
Total	$1,680,000	$1,146,053

Audit Fees — Consists of aggregate fees for professional services rendered for the audits of the annual financial statements of Krispy Kreme, the audit of internal controls over financial reporting, and reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Fees — Consists of aggregate fees for accounting consultations.

Tax Fees — Consists of aggregate fees for tax advice.

All Other Fees — Consists of aggregate fees for accounting research tools.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent registered public accounting firm. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the policy, all audit and non-audit services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis, called “specific pre-approval,” or (2) by the description in sufficient detail in exhibits to the policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration, called “general pre-approval.” Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or one of its members to whom the Audit Committee has delegated specific pre-approval authority. The policy describes the audit and audit-related services, if any, which have received general pre-approval. These general pre-approvals allow the Company to engage the independent registered public accounting firm for the enumerated services for individual engagements up to the fee limits described in the policy. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The policy does not delegate to management the Audit Committee’s responsibility to pre-approve services performed by the independent registered public accounting firm. All of the audit, audit-related, tax, and all other services for fiscal 2014 and fiscal 2015 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2015

The Audit Committee assists the Board of Directors in its oversight of the integrity of Krispy Kreme’s financial statements, compliance with legal and regulatory requirements, the manner in which management assesses, monitors, and manages the Company’s risk exposure and the adequacy of the Company’s risk-management activities, the qualifications and independence of the independent registered public accounting firm, and the performance of the independent registered public accounting firm and the internal audit function. Management is responsible for Krispy Kreme’s financial statements, internal controls, and the financial reporting process. Krispy Kreme’s independent registered public accounting firm is responsible for expressing an opinion that the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board and on the effectiveness of Krispy Kreme’s internal control over financial reporting. In conjunction with the specific activities performed by the Audit Committee in its oversight role:

1.	The Audit Committee has reviewed and discussed with management of Krispy Kreme the audited financial statements, as of and for the year ended February 1, 2015, and management’s assessment of the effectiveness of internal controls over financial reporting as of February 1, 2015.
2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed as required by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.
3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence.

Based on the review and discussions referred to in paragraphs one through three above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 2015 Form 10-K for filing with the SEC.

Robert S. McCoy, Jr., Chair
Tim E. Bentsen
Charles A. Blixt
Michael H. Sutton
Lizanne Thomas

TRANSACTIONS WITH RELATED PERSONS

Review, Approval, or Ratification of Transactions with Related Persons

Our Audit Committee has adopted a written Policy and Procedures with respect to related person transactions (the “Policy”), which is available on our web site at http://krispykreme.com/corporategovernance. The Policy provides that any proposed related person transaction must be submitted to the Audit Committee for consideration. In determining whether or not to approve the transaction, the Policy provides that the Audit Committee shall consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable), but not limited to: the benefits to the Company; the impact on a director’s independence, if applicable; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Policy provides that the Audit Committee shall approve only those related person transactions that are in, or are not inconsistent with, the best interests of Krispy Kreme and its shareholders, as the Audit Committee determines in good faith. The Policy provides that all material related person transactions are to be disclosed to the full Board of Directors.

For purposes of the Policy, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which Krispy Kreme (including any of its subsidiaries) was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest.

For purposes of the Policy, a “related person” means:

(1)	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become a director of Krispy Kreme;

(2)	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; or

(3)	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee, or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than 5% beneficial owner.

Transactions with Related Persons

There were no reportable transactions with related persons in fiscal 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such ownership with the SEC. Such officers, directors, and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during fiscal 2015, except that the following Section 16(a) filings inadvertently were filed late due to administrative error: a June 4, 2014 Form 4 filing incorrectly reported 50,000 stock options granted to Tony Thompson on June 2, 2014, and a June 11, 2014 amendment was filed to report the correct amount of 78,288 stock options; a Form 4 for Dwayne Chambers was filed November 21, 2014 to report stock withheld to cover taxes related to a September 11, 2014 vesting; a Form 4 for Cathleen Allred was filed December 19, 2014 to report stock withheld to cover taxes related to a September 11, 2014 vesting; a Form 4 was filed January 7, 2015 to report a December 19, 2014 sale by Michael H. Sutton; a Form 4 for Jim Morgan was filed March 2, 2015 to report stock withheld to cover taxes related to a January 29, 2015 vesting; and Form 4 filings to report the January 26, 2015 grants of restricted stock unit awards were filed one day late, on January 29, 2015, for Tim E. Bentsen, Charles A. Blixt, Lynn Crump-Caine, Carl E. Lee, Jr., C. Stephen Lynn, Robert S. McCoy, Jr., Andrew J. Schindler, Michael H. Sutton, Lizanne Thomas, and Togo D. West, Jr.

SHAREHOLDERS’ PROPOSALS FOR 2016 ANNUAL MEETING

Shareholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws.

The 2016 Annual Meeting of Shareholders is tentatively scheduled to be held on June 15, 2016. Shareholder proposals that are intended to be included in our Proxy Statement and proxy relating to the 2016 Annual Meeting of Shareholders must be received by us no later than January 8, 2016 to be considered for inclusion.

If a shareholder intends to submit a nomination for director for our 2016 Annual Meeting of Shareholders that is not to be included in Krispy Kreme’s Proxy Statement and proxy relating to the 2016 Annual Meeting of Shareholders, the shareholder must give us notice in accordance with the requirements set forth in Krispy Kreme’s bylaws during the period from February 18, 2016 to March 19, 2016, the period that is not less than 90 days nor more than 120 days prior to the first anniversary date of Krispy Kreme’s 2015 Annual Meeting of Shareholders. Krispy Kreme’s bylaws require that certain information with respect to the nomination and the shareholder making the nomination be set forth in the notice.

If the date of the 2016 Annual Meeting of Shareholders is not scheduled within a period commencing 30 days before the first anniversary date of Krispy Kreme’s 2015 Annual Meeting of Shareholders and ending 60 days after such anniversary date, shareholders will be advised of such change and of the new dates for submission of nominations for directors.

If a shareholder intends to submit a proposal for our 2016 Annual Meeting of Shareholders that is not to be included in Krispy Kreme’s Proxy Statement and proxy relating to the 2016 Annual Meeting of Shareholders, the shareholder generally must give us notice in accordance with the requirements set forth in Krispy Kreme’s bylaws during the period that is not less than 40 days nor more than 90 days before Krispy Kreme’s 2016 Annual Meeting of Shareholders. Krispy Kreme’s bylaws require that certain information with respect to the proposal and the shareholder making the proposal be set forth in the notice.

To obtain a copy of the relevant bylaw provision or to submit a proposal, a shareholder must submit such request or proposal in writing to: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Secretary.

HOUSEHOLDING

Krispy Kreme has previously adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple registered shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you are a registered shareholder (your shares are held directly in your name) and you wish to opt out of householding so that you and other members of your household receive multiple copies of the proxy materials at the same address, you may do so by calling our Investor Relations Department at (336) 726-8917 or by notifying us in writing at: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Secretary. Your notice must be received by us at least 30 days before the mailing of proxy materials, which we expect to be mailed in April or May of each year. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another registered shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

OTHER MATTERS

All of the expenses involved in soliciting proxies for the Annual Meeting will be paid by Krispy Kreme. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail, but may include telephone, email, or oral communications by directors, officers, or regular employees of Krispy Kreme, acting without special compensation. In addition, Krispy Kreme has engaged Innisfree M&A Incorporated to act as its proxy solicitor and has agreed to pay it approximately $12,500 plus reasonable fees and expenses for such services.

Whether or not you plan on attending the Annual Meeting, please fill in, date, sign, and mail a proxy card, or vote by telephone or electronically through the Internet as soon as possible. If you attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time. Seating is limited at the Annual Meeting. If you plan to attend, you MUST follow the instructions described above under “Proxy Solicitation and General Information — Admission to Annual Meeting.”

BY ORDER OF THE BOARD OF DIRECTORS,

DARRYL R. MARSCH
Secretary

Appendix A

NON-GAAP FINANCIAL INFORMATION

Reconciliation of Adjusted Net Income to Net Income

As of February 1, 2015, the Company had net deferred income tax assets of approximately $92 million, of which approximately $44 million related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $159 million.

The Company has reported cumulative pretax income of over $160 million since the beginning of fiscal 2010, and the Company also has generated significant taxable income during this period. However, because of the Company’s utilization of its federal and state net operating loss carryovers and other deferred tax assets, the Company’s cash payments for income taxes have been relatively insignificant during this period. As a result, the provision for income tax expense has substantially exceeded cash payments for income taxes. Until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to continue to substantially exceed the amount of cash income taxes payable by the Company.

The Company recorded a pretax charge of approximately $2.5 million in the fourth quarter of fiscal 2015 for the settlement of amounts due under an employment agreement with the Company’s former chief executive officer. That officer, who was most recently the Company’s Executive Chairman, transitioned from that role to the non-employee role of non-executive chairman of the board of directors in late January 2015. In the second quarter of fiscal 2014, the Company recorded a charge of $1.0 million related to the retirement of its secured credit facilities, consisting principally of the writeoff of deferred financing costs related to the Company’s term loan, which was retired in full, and the termination of an interest rate hedge related to the term loan. Charges of this nature are not expected to recur on a regular basis.

The following non-GAAP financial information and related reconciliation of adjusted net income to GAAP net income are provided to assist the reader in understanding the effects of the above facts and transactions on the Company’s results of operations. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

A-1

Reconciliation of Consolidated Adjusted Net Income to Consolidated Net Income

	Year Ended
	February 1,	February 2,
	2015	2014
Net income, as reported	$30,060	$34,256
Charge for settlement of employment contract	2,464	—
Loss on retirement of debt	—	967
Provision for deferred income taxes	15,729	8,014
Adjusted net income	$48,253	$43,237

Adjusted earnings per common share:
Basic	$0.73	$0.64
Diluted	$0.70	$0.61
Weighted average shares outstanding:
Basic	66,360	67,261
Diluted	68,929	71,054

A-2

Appendix B

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

B-1

State of North Carolina

Department of the Secretary of State

ARTICLES OF AMENDMENT

OF KRISPY KREME DOUGHNUTS, INC.

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Restated Articles of Incorporation, as amended.

1.	The name of the corporation is: Krispy Kreme Doughnuts, Inc.

2.	The Articles of Incorporation, as amended, are further amended by deleting Article X in its entirety.

3.	The foregoing amendment to the Articles of Incorporation of the Corporation, as amended, was approved by shareholder action on June 17, 2015, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

4.	These Articles of Amendment will be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

This the ___ day of June, 2015.

KRISPY KREME DOUGHNUTS, INC.

By:
Name:
Title:

DIRECTIONS TO ANNUAL MEETING
KRISPY KREME DOUGHNUTS, INC.
Annual Meeting of Shareholders
Wednesday, June 17, 2015, 9:00 A.M.
Marriott Hotel
Hearn Grand Ballroom
425 North Cherry Street
Winston-Salem, North Carolina 27101

Reminder: Please bring your admission ticket to the Annual Meeting of Shareholders or proof of ownership and valid picture identification. (See instructions described above under Proxy Solicitation and General Information — Admission to Annual Meeting.) Each admission ticket will admit the named shareholder and a guest. Seating is limited at the Annual Meeting so please plan on arriving early. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN KRISPY KREME STOCK, YOU WILL NOT BE ADMITTED INTO THE ANNUAL MEETING.

Driving directions to the Marriott:

From the East: Take Business I-40 West toward Downtown Winston-Salem. Take Exit 5C (Cherry Street/Convention Center). Turn right onto South Cherry Street and go 0.34 miles. The Hotel will be on your right.

From the West: Take Business I-40 East toward Downtown Winston-Salem. Take Exit 5C (Cherry Street/Convention Center). Turn left onto High Street at the top of the exit. Turn left onto South Cherry Street and go 0.46 miles. The Hotel will be on your right.

Parking Information:

There is a city-owned parking deck across the street from the Hotel. Self-parking is $1.00/hour and valet parking is $15.00.

KRISPY KREME DOUGHNUTS, INC.
370 KNOLLWOOD STREET
WINSTON-SALEM, NC 27103

VOTE BY TELEPHONE OR INTERNET
QUICK * * * EASY * * * IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: Call Toll-Free on a Touch-Telephone 1-800-690-6903. There is NO CHARGE to you for this call. Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 16, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET: The web address is www.proxyvote.com. Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 16, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Krispy Kreme Doughnuts, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET: If you agree to view future Proxy Statements and Annual Reports of the Company on the Internet instead of receiving paper copies in the mail, as described in the accompanying Proxy Statement (to the extent the Company makes such option available), please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

IF YOU VOTE BY PHONE OR INTERNET - DO NOT MAIL PROXY CARD.
THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M91189-P63107	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KRISPY KREME DOUGHNUTS, INC.			For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the Directors listed in Proposal 1.
Vote on Directors			☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
ELECTION OF CLASS I DIRECTORS
	01)	Tim E. Bentsen
	02)	Carl E. Lee, Jr.
	03)	James H. Morgan
ELECTION OF CLASS II DIRECTOR
	04)	Andrew J. Schindler
ELECTION OF CLASS III DIRECTOR
	05)	Tony Thompson
The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.

Vote on Other Matters			For	Against	Abstain
2.	Advisory approval of the compensation of our named executive officers as disclosed in our 2015 Proxy Statement.		☐	☐	☐

3.	Approval of the repeal of Article X of the Restated Articles of Incorporation, as amended.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for its fiscal year ending January 31, 2016.	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3, and 4.

If any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, or if cumulative voting is required, the persons named in this proxy are authorized to vote in their discretion in accordance with their best judgment.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

KRISPY KREME DOUGHNUTS, INC.
Annual Meeting of Shareholders
Wednesday, June 17, 2015, 9:00 A.M.
Marriott Hotel
Hearn Grand Ballroom
425 North Cherry Street
Winston-Salem, North Carolina 27101

ADMISSION TICKET

Only shareholders of record as of the close of business on April 17, 2015, or their duly appointed proxies, are entitled to attend the Annual Meeting.

Each Admission Ticket will admit the named shareholder and a guest. Seating is limited at the Annual Meeting, so please plan on arriving early. All shareholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF OF OWNERSHIP, YOU WILL NOT BE ADMITTED INTO THE ANNUAL MEETING.

When you arrive at the Annual Meeting site, please fill in your complete name in the space provided below and submit this Ticket to one of the attendants at the registration desk. This Ticket is not transferable.

Shareholder Name:   _________________________________________

IF YOU PLAN TO ATTEND THE MEETING, DETACH ADMISSION TICKET HERE
M91190-P63107

Krispy Kreme Doughnuts, Inc.
370 Knollwood Street
Winston-Salem, North Carolina 27103
Attention: Secretary

The undersigned hereby appoints Tony Thompson and Price Cooper, or either of them, as proxies of the undersigned to vote the common stock of the undersigned at the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. (the "Company") to be held on June 17, 2015, and at any adjournment or postponement thereof.

The Board of Directors recommends a vote "FOR": (1) the election of the directors named in this proxy and accompanying Proxy Statement, (2) the advisory approval of the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement, (3) approval of the repeal of Article X of the Restated Articles of Incorporation, as amended, and (4) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for its fiscal year ending January 31, 2016; and unless instructions to the contrary are indicated in the space provided, this proxy will be so voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side